Exhibit 10.19

OFFICE LEASE

KILROY REALTY

303 SECOND STREET

KILROY REALTY 303, LLC,

a Delaware limited liability company

as Landlord,

and

DOORDASH, INC.,

a Delaware corporation,

as Tenant.

INDEX

Page(s)
303 Second Street	11
303 Second Street,	2
Abatement Event	43
Accountant	36
Additional Rent	26
Advocate Arbitrators	19
Alterations	46
Applicable Laws	78
Approved Deck Alterations	12
Arbitration Agreement	19
Audit Period	36
Bank	69
Bank Prime Loan	78
Bankruptcy Code	70
Base Building	47
Base Rent	22
Base Year	27
Bicycle Storage Area	38
Bicycles	38
Bracket	17
Bracket License/Sublease	17
Briefs	20
Brokers	85
BS/BS Exception	45
Building	10
Building Common Areas	11
Building Hours	41
Building Structure	45
Building Systems	45
Burn Down Date	74
Casualty	53
CC&Rs	37
Common Areas	11
Comparable Buildings	18
Comparable Transactions	18
Contemplated Effective Date	60
Contemplated Transfer Space	60
Control	63
Cosmetic Alterations	46
Cost Pools	33
Damage Termination Date	55
Damage Termination Notice	55
Deck Furniture	12
Deck Plants	12

Page(s)
Delayed Delivery Period	15
Direct Expenses	26
EBITDA	75
Effective Termination Date	15
Energy Disclosure Requirements	92
Environmental Laws	88
Environmental Permits	89
Estimate	34
Estimate Statement	34
Estimated Excess	34
Excess	34
Excess Proceeds	56
Exercise Notice	18
Existing Tenants	13
Expense Year	27
First Offer Commencement Date	15
First Offer Exercise Notice	14
First Offer Notice	14
First Offer Space	13
First Offer Term	15
First Portion Rent	14
First Rebuttals	20
Fixed Period	74
Force Majeure	84
GAAP	75
Governmental Approvals	39
Hazardous Material(s)	88
Holidays	41
HVAC	41
Identification Requirements	88
Initial Notice	43
Intention to Transfer Notice	60
Interest Rate	78
Landlord	1
Landlord Parties	49
Landlord Repair Notice	54
Landlord Response Notice	18
Landlord’s Initial Statement	21
Landlord’s Option Rent Calculation	18
Landlord’s Repair Estimate Notice	55
L-C	69
L-C Amount	69
L-C Burn Down Amount	74
L-C Draw Event	70
L-C Expiration Date	70
L-C FDIC Replacement Notice	70

Page(s)
L-C Reduction Conditions	75
Lease	1
Lease Commencement Date	16
Lease Expiration Date	16
Lease Month	22
Lease Term	16
Lease Termination Agreement	79
Lease Year	18
Lines	87
Management Fee Cap	30
Market Rate Schedule	18
Market Rent	14
Net Worth	62
Neutral Arbitrator	19
New Services	31
Non-Delivered Post Phase 1 Space	16
North Tower	1
Notices	84
OFAC	93
Operating Expenses	27
Option Rent	18
Option Rent Outside Agreement Date	19
Option Term	17
Original Improvements	51
Original Tenant	13
Outside Delivery Date	15
Patriot Act	93
Penetrating Work	75
Permitted Capital Expenses	28
Permitted Chemicals	89
Permitted Transferee	62
Permitted Transferee Assignee	13
Permitted Use	7
Phase 1 Commencement Date	2
Phase 1 Premises	2
Phase 1 Termination Outside Date	15
Post-Phase 1 Termination Outside Date	16
Premises	10
Prohibited Persons	93
Project	10
Project Common Areas	11
Proposition 13	32
Provider	90
Publicly Traded Condition	74
Recapture Notice	60
Reduction Date	74

Page(s)
Renovations	87
rent	54
Rent	26
ROFO Expiration	14
Rooftop Decks	11
Rules and Regulations	37
Ruling	21
Second Rebuttals	20
Security Deposit Laws	73
Sensor Areas	91
Service Animals	40
Shuttle Service	92
Shuttle Service Riders	92
South Tower	1
Specialty Improvements	48
Stairwell	39
Stairwell Security System	39
Statement	34
Subject Space	58
Suite 200 Base Rent Abatement	24
Suite 200 Base Rent Abatement Period	23
Suite 200 Lease Commencement Date	3
Suite 200 Premises	1
Suite 300 Base Rent Abatement	24
Suite 300 Base Rent Abatement Period	24
Suite 300 Lease Commencement Date	3
Suite 300 Premises	1
Suite 700 Base Rent Abatement	23
Suite 700 Base Rent Abatement Period	23
Suite 700 Deck	11
Suite 700 Lease Commencement Date	2
Suite 700 Premises	1
Suite 700 Server Room	17
Suite 750 Base Rent Abatement	25
Suite 750 Base Rent Abatement Period	25
Suite 750 Lease Commencement Date	3
Suite 750 Premises	2
Suite 800 Base Rent Abatement	22
Suite 800 Base Rent Abatement Period	22
Suite 800 Lease Commencement Date	2
Suite 800 Premises	1
Suite 900 Base Rent Abatement	25
Suite 900 Base Rent Abatement Period	25
Suite 900 Deck	11
Suite 900 Lease Commencement Date	3
Suite 900 Premises	2

Page(s)
Summary	1
Superior Holders	65
Superior Right Holders	14
Superior Rights	14
Tax Expenses	32
TCCs	10
Ten Month Period	61
Tenant	1
Tenant Energy Use Disclosure	92
Tenant HVAC System	44
Tenant Parties	49
Tenant’s Dogs	40
Tenant’s Initial Statement	21
Tenant’s Option Rent Calculation	18
Tenant’s Rebuttal Statement	21
Tenant’s Share	33
Termination Notice	15
Third Party Contractor	53
Transfer	61
Transfer Notice	58
Transfer Premium	60
Transfer Reminder Notice	58
Transferee	57
Transfers	57
Violation of Law Ground	13
Water Sensors	91
Work Letter	10

303 SECOND STREET

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and DOORDASH, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

		TERMS OF LEASE	DESCRIPTION
1.	Date:		October 18, 2018.

2.	Premises (Article 1):

	2.1	Building:	That certain two (2)-tower office building (the “Building”) consisting of one ten (10) story tower (the “North Tower”) and one nine (9) story tower (the “South Tower”), which Building is located at 303 Second Street, San Francisco, California 94107 and contains approximately 774,865 rentable square feet of space.

	2.2	Premises:

A stipulated total of 193,296 rentable square feet of space, as further depicted on Exhibit A to this Lease and as further described below:

42,081 rentable square feet of space on the eighth (8th) floor of the South Tower commonly known as Suite 800 (the “Suite 800 Premises”).

31,105 rentable square feet of space (29,607 rentable square feet of office space and 1,498 rentable square feet of deck space) comprising a portion of the seventh (7th) floor of the South Tower (the “Suite 700 Premises”).

17,739 rentable square feet of space on the second (2nd) floor of the South Tower commonly known as Suite 200 (the “Suite 200 Premises”).

49,831 rentable square feet of space on the third (3rd) floor of the South Tower commonly known as Suite 300 (the “Suite 300 Premises”).

12,709 rentable square feet of space on the seventh (7th) floor of the South Tower commonly known as Suite 750 (the “Suite 750 Premises”).

39,831 rentable square feet of space (38,333 rentable square feet of office space and 1,498 rentable square feet of deck space) comprising a portion of the ninth (9th) floor of the South Tower (the “Suite 900 Premises”).

The Suite 800 Premises, Suite 700 Premises and Suite 200 Premises are collectively the “Phase 1 Premises.”

	2.3	Project:	The Building is the principal component of an office project known as “303 Second Street,” as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2):

	3.1	Length of Term:	Approximately twelve (12) years and four (4) months from the “Phase 1 Commencement Date” (defined below). The “Phase 1 Commencement Date” shall be the date of the occurrence of the particular Lease Commencement Date which results in the Premises comprising 85,000 rentable square feet of space or more. As of the date of this Lease, the parties anticipate that the Phase 1 Lease Commencement Date shall occur on the Suite 700 Lease Commencement Date.

	3.2	Lease Commencement Dates:

		3.2.1 Suite 800 Lease Commencement Date:	The date (the “Suite 800 Lease Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Suite 800 Premises, and (ii) seven (7) months following the date upon which Landlord delivers possession of the Suite 800 Premises to Tenant, which delivery date for the Suite 800 Premises is anticipated to be, but shall not be prior to, January 1, 2019.

		3.2.2 Suite 700 Lease Commencement Date:	The date (the “Suite 700 Lease Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Suite 700 Premises, and (ii) seven (7) months following the date upon which Landlord delivers possession of the Suite 700 Premises to Tenant, which delivery date for the Suite 700 Premises is anticipated to be, but shall not be prior to, March 1, 2019.

	3.2.3 Suite 200 Lease Commencement Date:	The date (the “Suite 200 Lease Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Suite 200 Premises, and (ii) five (5) months following the date upon which Landlord delivers possession of the Suite 200 Premises to Tenant, which delivery date for the Suite 200 Premises is anticipated to be, but shall not be prior to, March 1, 2019.

	3.2.4 Suite 300 Lease Commencement Date:	The date (the “Suite 300 Lease Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Suite 300 Premises, and (ii) five (5) months following the date upon which Landlord delivers possession of the Suite 300 Premises to Tenant, which delivery date for the Suite 300 Premises is anticipated to be October 1, 2019.

	3.2.5 Suite 750 Lease Commencement Date:	The date (the “Suite 750 Lease Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Suite 750 Premises, and (ii) five (5) months following the date upon which Landlord delivers possession of the Suite 750 Premises to Tenant, which delivery date for the Suite 750 Premises is anticipated to be September 1, 2020.

	3.2.6 Suite 900 Lease Commencement Date:	The date (the “Suite 900 Lease Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Suite 900 Premises, and (ii) five (5) months following the date upon which Landlord delivers possession of the Suite 900 Premises to Tenant, which delivery date for the Suite 900 Premises is anticipated to be July 1, 2021.

3.3	Lease Expiration Date:	The last day of the calendar month in which the one hundred forty-eighth (148th) “monthly” anniversary of the Phase 1 Lease Commencement Date occurs; provided, however, to the extent the Phase 1 Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the one hundred forty-eighth (148th) “monthly” anniversary of the Phase 1 Lease Commencement Date.

3.4	Option Term:	One (1) seven (7)-year option to renew, as more particularly set forth in Section 2.2 of this Lease.

4.	Base Rent

(Article 3):

4.1	Suite 800 Premises

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
Suite 800 Lease Commencement Date –
Phase 1 Lease Year 1	$3,576,885.00	$298,073.75	$85.00
Phase 1 Lease Year 2	$3,684,191.55	$307,015.96	$87.55
Phase 1 Lease Year 3	$3,794,717.30	$316,226.44	$90.18
Phase 1 Lease Year 4	$3,908,558.82	$325,713.24	$92.88
Phase 1 Lease Year 5	$4,025,815.58	$335,484.63	$95.67
Phase 1 Lease Year 6	$4,146,590.05	$345,549.17	$98.54
Phase 1 Lease Year 7	$4,270,987.75	$355,915.65	$101.49
Phase 1 Lease Year 8	$4,399,117.38	$366,593.12	$104.54
Phase 1 Lease Year 9	$4,531,090.90	$377,590.91	$107.68
Phase 1 Lease Year 10	$4,667,023.63	$388,918.64	$110.91
Phase 1 Lease Year 11	$4,807,034.34	$400,586.20	$114.23
Phase 1 Lease Year 12	$4,951,245.37	$412,603.78	$117.66
Phase 1 Lease Year 13 (through Lease Expiration Date)	$5,099,782.73	$424,981.89	$121.19

*	Note: Subject to abatement pursuant to the terms of Section 3.2 below.

4.2	Suite 700 Premises

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
Suite 700 Lease Commencement Date –
Phase 1 Lease Year 1	$2,643,925.00	$220,327.08	$85.00
Phase 1 Lease Year 2	$2,723,242.75	$226,936.90	$87.55
Phase 1 Lease Year 3	$2,804,940.03	$233,745.00	$90.18
Phase 1 Lease Year 4	$2,889,088.23	$240,757.35	$92.88
Phase 1 Lease Year 5	$2,975,760.88	$247,980.07	$95.67
Phase 1 Lease Year 6	$3,065,033.71	$255,419.48	$98.54
Phase 1 Lease Year 7	$3,156,984.72	$263,082.06	$101.49
Phase 1 Lease Year 8	$3,251,694.26	$270,974.52	$104.54
Phase 1 Lease Year 9	$3,349,245.09	$279,103.76	$107.68
Phase 1 Lease Year 10	$3,449,722.44	$287,476.87	$110.91
Phase 1 Lease Year 11	$3,553,214.11	$296,101.18	$114.23
Phase 1 Lease Year 12	$3,659,810.53	$304,984.21	$117.66
Phase 1 Lease Year 13 (through Lease Expiration Date)	$3,769,604.85	$314,133.74	$121.19

*	Note: Subject to abatement pursuant to the terms of Section 3.3 below.

4.3	Suite 200 Premises

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
Suite 200 Lease Commencement Date –
Phase 1 Lease Year 1	$1,507,815.00	$125,651.25	$85.00
Phase 1 Lease Year 2	$1,553,049.45	$129,420.79	$87.55
Phase 1 Lease Year 3	$1,599,640.93	$133,303.41	$90.18
Phase 1 Lease Year 4	$1,647,630.16	$137,302.51	$92.88
Phase 1 Lease Year 5	$1,697,059.06	$141,421.59	$95.67
Phase 1 Lease Year 6	$1,747,970.83	$145,664.24	$98.54
Phase 1 Lease Year 7	$1,800,409.95	$150,034.16	$101.49
Phase 1 Lease Year 8	$1,854,422.25	$154,535.19	$104.54
Phase 1 Lease Year 9	$1,910,054.92	$159,171.24	$107.68
Phase 1 Lease Year 10	$1,967,356.57	$163,946.38	$110.91
Phase 1 Lease Year 11	$2,026,377.27	$168,864.77	$114.23
Phase 1 Lease Year 12	$2,087,168.59	$173,930.72	$117.66
Phase 1 Lease Year 13 (through Lease Expiration Date)	$2,149,783.65	$179,148.64	$121.19

*	Note: Subject to abatement pursuant to the terms of Section 3.4 below.

4.4	Suite 300 Premises

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
Suite 300 Lease Commencement Date –
Phase 1 Lease Year 1	$4,235,635.00	$352,969.58	$85.00
Phase 1 Lease Year 2	$4,362,704.05	$363,558.67	$87.55
Phase 1 Lease Year 3	$4,493,585.17	$374,465.43	$90.18
Phase 1 Lease Year 4	$4,628,392.73	$385,699.39	$92.88
Phase 1 Lease Year 5	$4,767,244.51	$397,270.38	$95.67
Phase 1 Lease Year 6	$4,910,261.85	$409,188.49	$98.54
Phase 1 Lease Year 7	$5,057,569.71	$421,464.14	$101.49
Phase 1 Lease Year 8	$5,209,296.80	$434,108.07	$104.54
Phase 1 Lease Year 9	$5,365,575.70	$447,131.31	$107.68
Phase 1 Lease Year 10	$5,526,542.97	$460,545.25	$110.91
Phase 1 Lease Year 11	$5,692,339.26	$474,361.61	$114.23
Phase 1 Lease Year 12	$5,863,109.44	$488,592.45	$117.66
Phase 1 Lease Year 13 (through Lease Expiration Date)	$6,039,002.72	$503,250.23	$121.19

*	Note: Subject to abatement pursuant to the terms of Section 3.5 below.

4.5	Suite 750 Premises

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Period During Lease Term*
Suite 750 Lease Commencement Date –
Phase 1 Lease Year 2	$1,112,672.95	$92,722.75	$87.55
Phase 1 Lease Year 3	$1,146,053.14	$95,504.43	$90.18
Phase 1 Lease Year 4	$1,180,434.73	$98,369.56	$92.88
Phase 1 Lease Year 5	$1,215,847.77	$101,320.65	$95.67
Phase 1 Lease Year 6	$1,252,323.20	$104,360.27	$98.54
Phase 1 Lease Year 7	$1,289,892.90	$107,491.08	$101.49
Phase 1 Lease Year 8	$1,328,589.69	$110,715.81	$104.54
Phase 1 Lease Year 9	$1,368,447.38	$114,037.28	$107.68
Phase 1 Lease Year 10	$1,409,500.80	$117,458.40	$110.91
Phase 1 Lease Year 11	$1,451,785.82	$120,982.15	$114.23
Phase 1 Lease Year 12	$1,495,339.39	$124,611.62	$117.66
Phase 1 Lease Year 13 (through Lease Expiration Date)	$1,540,199.57	$128,349.96	$121.19

*	Note: Subject to abatement pursuant to the terms of Section 3.6 below.

4.6	Suite 900 Premises

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Period During Lease Term*
Suite 900 Lease Commencement Date –
Phase 1 Lease Year 3	$3,591,820.17	$299,318.35	$90.18
Phase 1 Lease Year 4	$3,699,574.78	$308,297.90	$92.88
Phase 1 Lease Year 5	$3,810,562.02	$317,546.84	$95.67
Phase 1 Lease Year 6	$3,924,878.88	$327,073.24	$98.54
Phase 1 Lease Year 7	$4,042,625.25	$336,885.44	$101.49
Phase 1 Lease Year 8	$4,163,904.01	$346,992.00	$104.54
Phase 1 Lease Year 9	$4,288,821.13	$357,401.76	$107.68
Phase 1 Lease Year 10	$4,417,485.76	$368,123.81	$110.91
Phase 1 Lease Year 11	$4,550,010.33	$379,167.53	$114.23
Phase 1 Lease Year 12	$4,686,510.64	$390,542.55	$117.66
Phase 1 Lease Year 13 (through Lease Expiration Date)	$4,827,105.96	$402,258.83	$121.19

*	Note: Subject to abatement pursuant to the terms of Section 3.7 below.

5.	Base Year (Article 4):

Suite 800 Premises, Suite 200 Premises and Suite 700 Premises: Calendar year 2019;

Suite 300 Premises: The calendar year in which the Suite 300 Lease Commencement Date occurs (provided that if the Suite 300 Lease Commencement Date occurs during the calendar months of October through December, then the Base Year for the Suite 300 Premises shall be the calendar year immediately following the year in which the Suite 300 Lease Commencement Date occurs);

Suite 750 Premises: The calendar year in which the Suite 750 Lease Commencement Date occurs (provided that if the Suite 750 Lease Commencement Date occurs during the calendar months of October through December, then the Base Year for the Suite 750 Premises shall be the calendar year immediately following the year in which the Suite 750 Lease Commencement Date occurs);

Suite 900 Premises: The calendar year in which the Suite 900 Lease Commencement Date occurs (provided that if the Suite 900 Lease Commencement Date occurs during the calendar months of October through December, then the Base Year for the Suite 900 Premises shall be the calendar year immediately following the year in which the Suite 900 Lease Commencement Date occurs);

provided, however, with respect to the entire Premises (i) electricity is separately sub-metered and directly paid by Tenant to Landlord, and (ii) janitorial service shall be paid by Tenant directly to the applicable janitorial provider, or, at Landlord’s option, to Landlord.

6.	Tenant’s Share (Article 4):

Suite 800 Premises: Approximately 5.6388%.

Suite 700 Premises: Approximately 4.1680%.

Suite 200 Premises: Approximately 2.3770%.

Suite 300 Premises: Approximately 6.6773%.

Suite 750 Premises: Approximately 1.7030%.

Suite 900 Premises: Approximately 5.3373%.

7.	Permitted Use (Article 5):	Tenant shall use the Premises solely for general office use and uses incidental thereto (the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,” as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes and the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease, and (D) first-class office standards in the market in which the Project is located.

8.	Letter of Credit (Article 21):	$17,953,332.00, subject to reduction pursuant to the express terms of Section 21.9 below.

9.	Parking Pass Ratio (Article 28):	One (1) unreserved parking pass for every 2,000 rentable square feet of the Premises.

10.	Address of Tenant (Section 29.18):

DoorDash, Inc.

901 Market Street, Suite 600

San Francisco, CA 94103

Attention: CFO

With a copy to:

DoorDash, Inc.

901 Market Street, Suite 600

San Francisco, CA 94103

Attention: General Counsel

(Prior to Lease Commencement Date)

and

DoorDash, Inc.

303 Second Street, Suite 900

San Francisco, CA 94107

Attention: CFO

With a copy to:

DoorDash, Inc.

303 Second Street, Suite 900

San Francisco, CA 94107

Attention: General Counsel

(After Lease Commencement Date)

11.	Address of Landlord (Section 29.18):	Kilroy Realty 303, LLC, c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department

with copies to:

Kilroy Realty Corporation

303 Second Street

Building Management Office, North Tower

San Francisco, California 94107

and

Kilroy Realty Corporation

100 First Street

Office of the Building, Suite 250

San Francisco, California 94105

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

and, for sustainability-related notices only:

Kilroy Realty Corporation

12200 West Olympic Boulevard, Suite 200

Los Angeles, California 90064

Brokers (Section 29.24):

Representing Tenant: Cushman & Wakefield	Representing Landlord: Jones Lang LaSalle

Improvement Allowance (Section 2 of Exhibit B):	A total of $13,044,630.00, as further described in Section 2.1 of the Work Letter.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1    Premises, Building, Project and Common Areas.

1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each portion of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “ Work Letter”), Tenant shall accept the Premises in its existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. Subject to Landlord’s ongoing maintenance and repair obligations expressly set forth in this Lease, the commencement of business operations from the Premises by Tenant shall otherwise conclusively establish that the Premises and the Building were at such time in satisfactory order, condition and repair. In connection with the anticipated delivery dates set forth in Section 3.2 of the Summary, in the event Landlord anticipates that Landlord shall be able to deliver any portion of the Premises prior to the anticipated dates, Landlord shall provide at least ninety (90) days prior written notice thereof to Tenant, provided that in no event shall the delivery dates for the Suite 800 Premises, the Suite 700 Premises, or the Suite 200 Premises occur prior to the respective anticipated delivery dates set forth in Sections 3.2.1, 3.2.2 and 3.3.3 of the Summary.

1.1.2    The Building and the Project. The Premises is a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is the principal component of an office project known as “303 Second Street.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking structures and/or facilities and other improvements) upon which the Building, said adjacent parking structure, and the Common Areas are located, (iii) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto.

1.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas” (as both of those terms are defined below). The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the Permitted Use. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant’s rights or access hereunder. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below.

1.1.4    Rooftop Deck. Subject to the terms and conditions contained in this Section 1.1.4 and elsewhere in this Lease, commencing as of the Lease Commencement Date, Tenant shall have an exclusive license during the Lease Term to use that certain rooftop deck adjacent to and accessible from the Suite 700 Premises (the “Suite 700 Deck”) and that certain rooftop deck adjacent to and accessible from the Suite 900 Premises (the “Suite 900 Deck”) as more particularly shown on Exhibit A attached hereto (collectively, the “Rooftop Decks”). The Rooftop Decks shall be included in the rentable square feet of the Premises for purposes of this Lease. The license to use the Rooftop Decks granted to Tenant hereby is personal to the “Original Tenant,” as that term is defined in Section 1.3, and any “Permitted Transferee,” as that term is defined in Section 14.8 of this Lease, except as provided below. In the event that Tenant desires to “Transfer” (as that term is defined in Section 14.1 below) its license to use the Rooftop Deck to any party other than the “Original Tenant” (as that term is defined in Section 1.3, below), then such Transfer shall be subject to Landlord’s prior written consent in accordance with the terms of Article 14 below, except that a Transfer of the license to use the Rooftop Deck to a Permitted Transferee shall not require Landlord’s consent; provided, however, that Landlord’s consent to a Transfer of the license to use the Rooftop Deck shall be deemed given in connection with a Transfer approved by Landlord (or deemed approved by Landlord) in accordance with the TCCs of Article 14. Tenant shall accept the Rooftop Decks in their “as-is” condition (subject to improvements to be performed on the Roof Decks by Tenant pursuant to the Work Letter and the corresponding application of a portion of the “Suite 700 Allowance” and a portion of the “Suite 900 Allowance” as those terms are defined in Section 2.1 of the Tenant Work Letter), and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Rooftop Decks. In the event the usable square footage, as permitted by Applicable

Law, of the Rooftop Decks increase due to any improvements made to such Rooftop Decks by Tenant, then the size of the Premises shall be increased, Tenant shall be required to pay Base Rent on such increased square footage, and Landlord and Tenant shall enter into an amendment to this Lease documenting such increases. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Rooftop Decks or the compliance of the Rooftop Decks with any applicable laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated. Tenant shall provide routine janitorial services to the Rooftop Decks as needed to maintain the same in good, clean condition. Tenant shall have no right to alter, change or make improvements to the Rooftop Decks (except pursuant to the terms of the Tenant Work Letter), other than cosmetic, non-structural alterations which shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion (and in the event that Landlord approves such alterations (the “Approved Deck Alterations”) then the TCCs of Section 1.2 and Sections 8.2 through 8.5 below shall apply). Landlord, in its sole discretion, may require that automatic closures be installed, at Tenant’s sole cost and expense, and be used on any operable doors to the Rooftop Decks, and Tenant hereby agrees that Landlord shall be permitted to store certain equipment (such as window washing equipment) on the portions of the Roof Decks which are not usable by Tenant. Tenant shall keep the doors to the Rooftop Decks closed and shall not prop open the same. If the opening of the doors to the Rooftop Decks affects the balancing of the heating, air conditioning and ventilation system serving the Premises or serving any other portion of the Building, then any repairs which may be necessary as a result thereof shall be performed at Tenant’s sole cost and expense. Landlord shall maintain the Rooftop Decks as part of the “Building Structure,” as that term is defined in Section 7.1, below, in accordance with the TCCs of Section 7.1, below, and shall have the right to make any and all necessary repairs, replacements and improvements to the Rooftop Decks. Tenant shall not place on or affix to the Rooftop Decks any furniture, fixtures, plants or other items of any kind or nature whatsoever. Notwithstanding the foregoing, but subject to the TCCs of this Section 1.1.4 and the load requirements of the Rooftop Decks, Tenant shall have the right to place and maintain shrubbery and bushes (collectively, the “Deck Plants”) and furniture (including, without limitation, chairs, tables, and/or trash receptacles) (collectively, “Deck Furniture”) on the Rooftop Decks; provided that the same are appropriately secured in such a manner that does not penetrate the membrane of the Rooftop Decks or compromise its performance; and further provided that, all Deck Plants and Deck Furniture, and the method by which the same are secured, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding Landlord’s review and approval of the Deck Plants, the Deck Furniture or the method by which the same are secured, Tenant shall remain solely liable for any liability arising out of the placement of the Deck Plants and/or the Deck Furniture on the Rooftop Decks, and Landlord shall have no liability in connection therewith. Tenant shall remove any Deck Plants and Deck Furniture from the Rooftop Decks upon the expiration or earlier termination of this Lease, or upon the termination of Tenant’s rights under this Section 1.1.4, and shall return the affected portion of the Rooftop Decks to the condition the Rooftop Decks would have been in had no such Deck Plants or Deck Furniture been installed, reasonable wear and tear excepted. Tenant shall not be permitted to display any graphics, signs or insignias or the like on the Rooftop Decks. Landlord shall have the right to make any improvements to the Rooftop Decks or display any graphics, plants or other items from the Rooftop Decks which it desires in its sole discretion in connection with overall Building or Project graphics or improvements. No smoking shall be permitted on the Rooftop Decks and Tenant shall be permitted to have beer and wine on the Rooftop Decks subject to the same complying with Applicable Laws and Tenant maintaining Host Liquor Liability coverage within Tenant’s Commercial General Liability Insurance coverage. Tenant’s use of the Rooftop Decks shall be subject to such additional rules, regulations and restrictions as Landlord may make from time to time concerning the Rooftop Decks. Except as expressly set forth in this Section 1.1.4, all of the TCCs, limitations and restrictions contained in this Lease pertaining to the Premises and Tenant’s use thereof shall apply equally to the Rooftop Decks and Tenant’s use thereof, including, without limitation, Tenant’s indemnity of Landlord set forth in Section 10.1, below, Tenant’s insurance obligations set forth in Article 10, below, and Tenant’s obligations to comply with law set forth in Article 24, below. The license to use the Rooftop Decks granted to Tenant hereby shall be revocable by Landlord, in Landlord’s reasonable discretion, for cause upon written notice to Tenant, and Landlord thereafter shall have the right to enter the Premises to lock the Rooftop Decks or otherwise prevent Tenant’s access thereto. As used in this Section 1.1.4, “cause” shall mean any of the following: (i) the license granted hereby or Tenant’s use of the Rooftop Deck constitutes a violation of or otherwise conflicts with any “Applicable Laws,” as that term is defined in Article 24 below, now in force or which may hereafter be enacted or promulgated (the “Violation of Law Ground”); (ii) Tenant abandons all or a substantial portion of the Premises; or (iii) this Lease is terminated for any reason. If Tenant’s right to use the Rooftop Deck shall be revoked by Landlord as a result of a Violation of Law Ground, and provided that the precipitating violation or conflict with Applicable Laws does not arise from Tenant’s failure to timely perform its obligations under this Lease, then the Base Rent, Tenant’s Share of Direct Expenses, the then unapplied “Base Rent Abatement,” as that term is defined in Section 3.2 below, if any, the “L-C Amount,” as that term is defined in Section 21.1 of this Lease, and the total number of Tenant’s parking passes shall be reduced pro rata on a per rentable square foot basis to reflect that the rentable square footage of the Rooftop Deck that was previously included in the rentable square footage of the Premises is no longer part of the Premises, and such reductions shall be documented in an amendment to this Lease. Notwithstanding the foregoing, if Landlord’s revocation of Tenant’s right to use the Rooftop Deck is only temporary then the foregoing reductions shall only be applicable during the period that Tenant is not entitled to use the Rooftop Deck. In the event of a casualty, the provisions of Article 11 below shall apply with respect to the Rooftop Deck, and not the provisions of this Section 1.1.4.

1.2    Stipulation of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” of the Premises shall be deemed as set forth in Section 2.2 of the Summary and the rentable square feet of the Building shall be deemed as set forth in Section 2.1 of the Summary.

1.3    Right of First Offer. Landlord hereby grants to the named Tenant in this Lease (the “Original Tenant”) and its “Permitted Transferee Assignee,” as that term is set forth in Section 14.8 of this Lease, a one-time right of first offer with respect to the entirety of the sixth (6th) floor South Tower of the Building (the “First Offer Space”), which consists of 44,961 rentable square feet of space (which includes 700 rentable square feet of deck space) and which First Offer Space is depicted on Exhibit A-1 attached to this Lease. Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases of the First Offer Space (the “Existing Tenants”). Such right of first offer shall be subordinate to all rights of other tenants of the Project, which rights relate to the First Offer Space and are set forth in leases of space in the Project existing as of the date hereof, including, without limitation, any expansion, first offer, first refusal, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease (the “Superior Rights”). All such Existing Tenants of the First Offer Space, and all such third party tenants in the Project holding Superior Rights, are collectively referred to as the “Superior Right Holders”. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.3.

1.3.1    Procedure for Offer. Subject to the terms of this Section 1.3, Landlord shall notify Tenant (the “First Offer Notice”) from time to time when the First Offer Space or any portion thereof will become available for lease to third parties, subject to the rights of any Superior Right Holder. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and the “First Offer Rent,” as that term is defined in Section 1.3.3 below, and other fundamental material economic terms upon which Landlord is willing to lease such space to Tenant. In no event shall Landlord have the obligation to deliver a First Offer Notice (and Tenant shall have no right to exercise its right under this Section 1.3) to the extent that the “First Offer Commencement Date,” as that term is defined in Section 1.3.4 below, is anticipated by Landlord to occur on or after the date which is three (3) years prior to the Lease Expiration Date (the “ROFO Expiration”).

1.3.2    Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within such ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the First Offer Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

1.3.3    First Offer Space Rent. The Rent payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to the “Market Rent,” as that term is defined in, and determined pursuant to, Exhibit H attached hereto, for the First Offer Space.

1.3.4    Construction In First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of this Lease. Any improvement allowance to which Tenant may be entitled shall be as set forth in the First Offer Notice.

1.3.5    Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, then Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3. The rentable square footage of any First Offer Space shall be deemed as set forth in Section 1.3.1 above. Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant’s lease of the First Offer Space (the “First Offer Term”) shall commence (subject to the terms of the First Offer Notice), upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and shall terminate coterminously with the end of the Lease Term (including any applicable Option Term).

1.3.6    Termination of Right of First Offer. Tenant’s rights under this Section 1.3 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies not less than seventy-five percent (75%) of the then-existing Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon Tenant’s failure to timely exercise its right of first offer with respect to such particular First Offer Space. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under this Lease (beyond the expiration of any applicable notice and cure period set forth in this Lease). As used herein Original Tenant includes any Permitted Transferee Assignee.

1.4    Outside Delivery Date. Notwithstanding anything contained herein to the contrary, if any portion of the Premises is not delivered to Tenant on or before the date that is one hundred twenty (120) days following the anticipated delivery date for such portion of the Premises set forth in Section 3.2 of the Summary (each such date, an “Outside Delivery Date”), then Tenant shall be entitled to receive a day-for-day abatement of Base Rent (in addition to any other Base Rent abatement provided herein) otherwise due for the portion of the Premises not delivered for the number of days that occur in the “Delayed Delivery Period,” as that term is defined below. For purposes of this Lease, the “Delayed Delivery Period” shall mean the period commencing on the day that occurs immediately following the Outside Delivery Date and continuing until the date upon which the applicable portion of the Premises is delivered to Tenant. Notwithstanding anything contained herein to the contrary, if any portion of the Phase 1 Premises is not delivered to Tenant on or before the date that is two hundred seventy (270) days following the anticipated delivery date for such portion of the Phase 1 Premises set forth in Sections 3.2.1, 3.2.2 and 3.2.3 of the Summary (each such date, a “Phase 1 Termination Outside Date”), then Tenant shall have the right to deliver a written notice to Landlord (a “Termination Notice”) electing to terminate this Lease in its entirety effective upon the date occurring five (5) business days following receipt by Landlord of the Termination Notice (the “Effective Termination Date”). If Tenant timely delivers such a Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Effective Termination Date for a period ending thirty (30) days after the applicable Phase 1 Termination Outside Date by delivering written notice to Tenant prior to the Effective Termination Date stating that, in Landlord’s reasonable, good faith judgment, the applicable portion of the Phase 1 Premises will be delivered to Tenant within thirty (30) days after the applicable Phase 1 Termination Outside Date. If the applicable portion of the Phase 1 Premises is delivered to Tenant within such thirty (30) day suspension period, then the Termination Notice shall be of no force or effect, but if the applicable portion of the Phase 1 Premises is not delivered to Tenant within such thirty (30) day suspension period, then this Lease shall terminate in its entirety and be of no further force or effect upon the expiration of such thirty (30) day suspension period and Landlord shall promptly refund to Tenant any prepaid Rent paid by Tenant to Landlord and return the L-C to Tenant. Notwithstanding the foregoing, if any portion of the Premises other than the Phase 1 Premises is not delivered to Tenant on or before the date that is two hundred seventy (270) days following the anticipated delivery date for such portion of the Premises set forth in Sections 3.2.4, 3.2.5 and 3.2.6 of the Summary (each such date, a “Post-Phase 1 Termination Outside Date”), then Tenant shall have the right to deliver a Termination Notice electing to terminate Tenant’s lease of only such non-delivered portion of the Premises (the “Non-Delivered Post Phase 1 Space”) effective on the Effective Termination Date. If Tenant timely delivers such a Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Effective Termination Date for the applicable Non-Delivered Post Phase 1 Space for a period ending thirty (30) days after the applicable Post-Phase 1 Termination Outside Date by delivering written notice to Tenant prior to the Effective Termination Date, that, in Landlord’s reasonable, good faith judgment, the applicable Non-Delivered Post Phase 1 Space will be delivered to Tenant within thirty (30) days after the applicable Post-Phase 1 Termination Outside Date. If the applicable Non-Delivered Post Phase 1 Space is delivered to Tenant within such thirty (30) day suspension period, then the Termination Notice shall be of no force or effect, but if the applicable Non-Delivered Post Phase 1 Space is not delivered to Tenant within such thirty (30) day suspension period, then Tenant’s lease of the applicable Non-Delivered Post Phase 1 Space shall terminate and be of no further force or effect upon the expiration of such thirty (30) day suspension period. In the event that Tenant’s lease of any Non-Delivered Post Phase 1 Space is terminated pursuant to the foregoing provisions then Base Rent, Tenant’s Share of Direct Expenses, the Base Rent Abatement, the L-C Amount, and the total number of Tenant’s parking passes shall be reduced pro rata on a per rentable square foot basis to reflect that the rentable square footage of the applicable Non-Delivered Post Phase 1 Space that was previously included in the rentable square footage of the Premises is no longer part of the Premises, and such reductions shall be documented in an amendment to this Lease.

ARTICLE 2

LEASE TERM; OPTION TERM

2.1    Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the Suite 800 Lease Commencement Date with respect to the Suite 800 Premises, shall commence on the Suite 700 Lease Commencement Date with respect to the Suite 700 Premises, shall commence on the Suite 200 Lease Commencement Date with respect to the Suite 200 Premises, shall commence on the Suite 300 Lease Commencement Date with respect to the Suite 300 Premises, shall commence on the Suite 750 Lease Commencement Date with respect to the Suite 750 Premises, and shall commence on the Suite 900 Lease Commencement Date with respect to the Suite 900 Premises (the Suite 800 Lease Commencement Date, the Suite 700 Lease Commencement Date, the Suite 200 Lease Commencement Date, the Suite 300 Lease Commencement Date, the Suite 750 Lease Commencement Date and the Suite 900 Lease Commencement Date may each be referred to herein as the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. Tenant hereby acknowledges that the Premises are currently occupied by other tenants of the Building. One such tenant, Bracket Global LLC, a Delaware limited liability company (“Bracket”), is currently occupying a portion of the Suite 700 Premises. Tenant acknowledges and agrees that Bracket will be in occupancy of their existing server and transfer switch room within the Suite 700 Premises (the “Suite 700 Server Room”) upon Landlord’s delivery of the Suite 700 Premises to Tenant, and Tenant shall accept delivery of the Suite 700 Server Room from Landlord notwithstanding such occupancy by Bracket. Concurrently with the parties’ execution and delivery of this Lease Tenant shall enter into a license or sublease agreement (the “Bracket License/Sublease”) with Bracket to allow for Bracket to continue occupying the Suite 700 Server Room for the period commencing March 1, 2019 through May 31, 2019, and to provide Bracket with access for ingress and egress purposes between the Suite 700 Server Room and the entrance to the Suite 700 Premises during such period. If Landlord is unable for any reason to deliver possession of the Premises to Tenant on any specific date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder, except as expressly provided in Section 1.4 above. For purposes of this Lease, the term “Phase 1 Lease Year” shall mean each consecutive twelve (12) calendar month period during the Lease Term; provided, however, that the first Phase 1 Lease Year shall commence on the Phase 1 Lease Commencement Date and end on the last day of the month in which the first anniversary of the Phase 1 Lease Commencement Date occurs (or if the Phase 1 Lease Commencement Date is the first day of a calendar month, then the first Phase 1 Lease Year shall commence on the Phase 1 Lease Commencement Date and end on the day immediately preceding the first anniversary of the Phase 1 Lease Commencement Date), and the second and each succeeding Phase 1 Lease Year shall commence on the first day of the next calendar month; and further provided that the last Phase 1 Lease Year shall end on the Lease Expiration Date. For purposes of this Lease, the term “Phase 1 Lease Month” shall mean each succeeding calendar month during the Lease Term; provided that the first Phase 1 Lease Month shall commence on the Phase 1 Lease Commencement Date and shall end on the last day of the first (1st) full calendar month of the Lease Term and that the last Phase 1 Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof.

2.2    Option Term.

2.2.1    Option Right. Landlord hereby grants the Original Tenant and its Permitted Transferee Assignee, one (1) option to extend the Lease Term for the entire Premises by a period of seven (7) years (the “Option Term”). Such option shall be exercisable only by “Notice” (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) Tenant is not then in default under this Lease, and (ii) Tenant has not been in monetary default under this Lease (beyond the applicable notice and cure periods) during the prior two (2) years of the Lease Term. Upon the proper exercise of such option to extend, and provided that, at Landlord’s election, as of the end of the Lease Term, (A) Tenant is not in default under this Lease, and (B) Tenant has not been in monetary default under this Lease (beyond the applicable notice and cure periods) during the prior two (2) years of the Lease Term, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of seven (7) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee

Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant and/or its Permitted Transferee Assignee is in occupancy of at least seventy-five percent (75%) of the then-existing Premises.

2.2.2    Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”), and/or the First Offer Rent during the First Offer Term, as applicable, shall be equal to the “Market Rent,” as that term is defined in, and determined pursuant to, Exhibit H attached hereto; provided, however, that the Market Rent for each Lease Year during the Option Term, or First Offer Term, as applicable, shall be equal to the amount set forth on a “Market Rate Schedule,” as that term is defined below. The “Market Rate Schedule” shall be derived from the Market Rent for the Option Term as determined pursuant to Exhibit H, attached hereto, as follows: (i) the Market Rent for the first Lease Year of the Option Term shall be equal to the sum of (a) the Market Rent, as determined pursuant to Exhibit H, (b) the amount of Direct Expenses applicable to the Premises, as reasonably determined by Landlord, for the calendar year in which the Option Term, or First Offer Term, as applicable commences, and (c) an amount equal to the monthly amortization reimbursement payment for the “Renewal Allowance” (as defined in Section 3 of Exhibit H to this Lease) to be paid by Landlord in connection with Tenant’s lease of the Premises for the Option Term, or First Offer Term, as applicable, with such Renewal Allowance being amortized at a reasonable rate of return to Landlord based on the rates of return then being received by the landlords of the “Comparable Buildings” as that term is set forth in Section 4 of Exhibit H attached hereto, in connection with improvement allowances then be granted by such landlords, and (ii) the Market Rent for each subsequent Lease Year shall be escalated by a percentage (to be determined as part of the Market Rent determination hereunder) of the prior Lease Year’s Market Rent. The calculation of the Market Rent shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit H.

2.2.3    Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation, stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”). Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.

2.2.4    Determination of Market Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Landlord’s Option Rent Calculation pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the “Option Rent Outside Agreement Date”), then each party shall, within ten (10) business days following the Option Rent Outside Agreement Date, deliver to the other an updated Tenant’s Option Rent Calculation and Landlord’s Option Rent Calculation, respectively, and the parties shall meet and attempt to agree upon the Option Rent using their best good-faith efforts based upon such updated calculations. Thereafter, if Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date which is ten (10) business days following the Option Rent Outside Date, the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4, below. Each party shall make a separate determination of the Option Rent, within five (5) business days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Section 2.2.4.1 through Section 2.2.4.4, below.

2.2.4.1    Landlord and Tenant shall each appoint one arbitrator who shall by profession be an MAI appraiser, or real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s last submitted Option Rent (i.e., prior to the Outside Agreement Date) is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.4.2    The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.3    Within ten (10) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the “Arbitration Agreement”) which shall set forth the following:

2.2.4.3.1    Each of Landlord’s and Tenant’s best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2    An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3    Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4    That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent (the “Briefs”);

2.2.4.3.5    That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “First Rebuttals”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted;

2.2.4.3.6    That within five (5) business days following the parties’ receipt of each other’s First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s First Rebuttal (the “Second Rebuttals”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted;

2.2.4.3.7    The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party’s applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8    That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9    That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10    The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11    Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Tenant’s Initial Statement”);

2.2.4.3.12    Following Tenant’s Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (“Landlord’s Initial Statement”);

2.2.4.3.13    Following Landlord’s Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord (“Tenant’s Rebuttal Statement”);

2.2.4.3.14    Following Tenant’s Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.2.4.3.15    That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord’s or Tenant’s submitted Option Rent is closer to the Option Rent;

2.2.4.3.16    That following notification of the Ruling, Landlord’s or Tenant’s submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.17    That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

2.2.4.3.18    If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.4.4    In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

ARTICLE 3

BASE RENT

3.1    In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check or electronic wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. The parties acknowledge, however, that Tenant shall pay Base Rent for each “calendar month” of the Lease Term (or a prorated portion of a “calendar month”, as applicable), even though the first “Lease Month” may pertain to a period longer than one (1) calendar month. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant’s execution of this Lease. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2    Suite 800 Base Rent Abatement. Provided that no event of default beyond any applicable notice and cure period is occurring during the four (4) month period commencing on the first (1st) day of the first (1st) full calendar month following the Suite 800 Lease Commencement Date and ending on the last day of the fourth (4th) full calendar month following the Suite 800 Lease Commencement Date (the “Suite 800 Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 800 Premises during such Suite 800 Base Rent Abatement Period (the “Suite 800 Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 800 Base Rent Abatement equals $1,192,295.00 (i.e., $298,073.75 per month). Tenant acknowledges and agrees that during such Suite 800 Base Rent Abatement Period, such abatement of Base Rent for the Suite 800 Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Suite 800 Base Rent Abatement. Additionally, Tenant shall be obligated to pay all “Additional Rent” (as that term is defined in Section 4.1 of this Lease) during the Suite 800 Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Suite 800 Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in economic or mutual non-economic default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease, is terminated for any reason other than Landlord’s breach of this Lease, casualty or condemnation, then the dollar amount of the unapplied portion of the Suite 800 Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Suite 800 Premises in full. The foregoing Suite 800 Base Rent Abatement right set forth in this Section 3.2 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Suite 800 Base Rent Abatement Period.

3.3    Suite 700 Base Rent Abatement. Provided that no event of default beyond any applicable notice and cure period is occurring during the four (4) month period commencing on the first (1st) day of the first (1st) full calendar month following the Suite 700 Lease Commencement Date and ending on the last day of the fourth (4th) full calendar month following the Suite 700 Lease Commencement Date (the “Suite 700 Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 700 Premises during such Suite 700 Base Rent Abatement Period (the “Suite 700 Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 700 Base Rent Abatement equals $881,308.32 (i.e., $220,327.08 per month). Tenant acknowledges and agrees that during such Suite 700 Base Rent Abatement Period, such abatement of Base Rent for the Suite 700 Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Suite 700 Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rent during the Suite 700 Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Suite 700 Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in economic or mutual non-economic default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease, is terminated for any reason other than Landlord’s breach of this Lease, casualty or condemnation, then the dollar amount of the unapplied portion of the Suite 700 Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Suite 700 Premises in full. The foregoing Suite 700 Base Rent Abatement right set forth in this Section 3.3 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Suite 700 Base Rent Abatement Period.

3.4    Suite 200 Base Rent Abatement. Provided that no event of default beyond any applicable notice and cure period is occurring during the four (4) month period commencing on the first (1st) day of the first (1st) full calendar month following the Suite 200 Lease Commencement Date and ending on the last day of the fourth (4th) full calendar month following the Suite 200 Lease Commencement Date (the “Suite 200 Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 200 Premises during such Suite 200 Base Rent

Abatement Period (the “Suite 200 Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 200 Base Rent Abatement equals $502,605.00 (i.e., $125,651.25 per month). Tenant acknowledges and agrees that during such Suite 200 Base Rent Abatement Period, such abatement of Base Rent for the Suite 200 Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Suite 200 Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rent during the Suite 200 Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Suite 200 Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in economic or mutual non-economic default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease, is terminated for any reason other than Landlord’s breach of this Lease, casualty or condemnation, then the dollar amount of the unapplied portion of the Suite 200 Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Suite 200 Premises in full. The foregoing Suite 200 Base Rent Abatement right set forth in this Section 3.4 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Suite 200 Base Rent Abatement Period.

3.5    Suite 300 Base Rent Abatement. Provided that no event of default beyond any applicable notice and cure period is occurring during the four (4) month period commencing on the first (1st) day of the first (1st) full calendar month following the Suite 300 Lease Commencement Date and ending on the last day of the fourth (4th) full calendar month following the Suite 300 Lease Commencement Date (the “Suite 300 Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 300 Premises during such Suite 300 Base Rent Abatement Period (the “Suite 300 Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 300 Base Rent Abatement equals $1,411,878.32 (i.e., $352,969.58 per month). Tenant acknowledges and agrees that during such Suite 300 Base Rent Abatement Period, such abatement of Base Rent for the Suite 300 Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Suite 300 Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rent during the Suite 300 Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Suite 300 Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in economic or mutual non-economic default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease, is terminated for any reason other than Landlord’s breach of this Lease, casualty or condemnation, then the dollar amount of the unapplied portion of the Suite 300 Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Suite 300 Premises in full. The foregoing Suite 300 Base Rent Abatement right set forth in this Section 3.5 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Suite 300 Base Rent Abatement Period.

3.6    Suite 750 Base Rent Abatement. Provided that no event of default beyond any applicable notice and cure period is occurring during the four (4) month period commencing on the first (1st) day of the first (1st) full calendar month following the Suite 750 Lease Commencement Date and ending on the last day of the fourth (4th) full calendar month following the Suite 750 Lease Commencement Date (the “Suite 750 Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 750 Premises during such Suite 750 Base Rent Abatement Period (the “Suite 750 Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 750 Base Rent Abatement equals $370,891.00 (i.e., $92,722.75 per month). Tenant acknowledges and agrees that during such Suite 750 Base Rent Abatement Period, such abatement of Base Rent for the Suite 750 Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Suite 750 Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rent during the Suite 750 Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Suite 750 Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in economic or mutual non-economic default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease, is terminated for any reason other than Landlord’s breach of this Lease, casualty or condemnation, then the dollar amount of the unapplied portion of the Suite 750 Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Suite 750 Premises in full. The foregoing Suite 750 Base Rent Abatement right set forth in this Section 3.6 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Suite 750 Base Rent Abatement Period.

3.7    Suite 900 Base Rent Abatement. Provided that no event of default beyond any applicable notice and cure period is occurring during the four (4) month period commencing on the first (1st) day of the first (1st) full calendar month following the Suite 900 Lease Commencement Date and ending on the last day of the fourth (4th) full calendar month following the Suite 900 Lease Commencement Date (the “Suite 900 Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Suite 900 Premises during such Suite 900 Base Rent Abatement Period (the “Suite 900 Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Suite 900 Base Rent Abatement equals $1,197,273.40 (i.e., $299,318.35 per month). Tenant acknowledges and agrees that during such Suite 900 Base Rent Abatement Period, such abatement of Base Rent for the Suite 900 Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Suite 900 Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Additional Rent during the Suite 900 Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Suite 900 Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in economic or mutual non-economic default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, or if this Lease, is terminated for any reason other than Landlord’s breach of this Lease, casualty or condemnation, then the dollar amount of the unapplied portion of the Suite 900 Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Suite 900 Premises in full. The foregoing Suite 900 Base Rent Abatement right set forth in this Section 3.7 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Suite 900 Base Rent Abatement Period.

ARTICLE 4

ADDITIONAL RENT

4.1    In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year” (as that term is defined in Section 4.2.3, below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the parties hereby acknowledge that the first monthly installment of Tenant’s Share of any “Estimated Excess,” as that term is set forth in, and pursuant to the terms and conditions of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1    “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2    “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3    “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4    “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of electricity consumed in the Premises and the premises of other tenants of the Building and any other buildings in the Project (as opposed to the Common Areas) since Tenant is separately paying for the cost of electricity services to the Premises pursuant to Section 6.1.2 of the Lease), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project, as well as costs incurred in connection with the provision of any shuttle service serving the Project for the purpose of facilitating access to public transportation; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Senior Asset Manager”) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project, subject to (xiii) below; (xi) the cost of janitorial (but excluding the cost of janitorial services in the Premises and the premises of other tenants of the Building and any other buildings in the Project (as opposed to the Common Areas) since Tenant is separately paying for the cost of janitorial services in the Premises pursuant to Section 6.1.5 of the Lease), alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are reasonably intended to effect economies in the operation or maintenance of the Project, or any portion thereof (but only to the extent of reasonably anticipated savings in Operating Expenses), (B) that are required to comply with then-existing, mandatory conservation programs enacted following the date of this Lease and which programs are also required of comparable, institutionally owned projects in the vicinity of the Project conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, or (E) that are reasonably intended to materially benefit the safety or security of the Project (the permitted capital expenditures pursuant to the foregoing items (A) through (E) being, collectively, the “Permitted Capital Expenses”); provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over (Y) the corresponding useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices consistently applied, or (Z) with respect to those items included under item (A) above their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project and (xvi) costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)    costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)    except as set forth in items (xi), (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)    costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (except to the extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;

(d)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e)    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(f)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

(g)    amount paid as ground rental for the Project by the Landlord;

(h)    overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;

(j)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(k)    all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(1)    costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n)    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the “Comparable Buildings,” as that term is defined in Section 4 of Exhibit H to this Lease, with adjustment where appropriate for the size of the applicable project;

(o)    Excepting any Permitted Capital Expenses, any costs of other capital improvements or expenditures;

(a)    costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(b)    amounts spent for any earthquake deductible in excess of One and 50/100 Dollars ($1.50) per rentable square foot of the Premises in any particular Expense Year; provided, however, any remaining excess (i.e., deductibles in excess of such annual Expense Cap) may be carried over into future Expenses Years.

(c)    reserves for Permitted Capital Expenses;

(p)    fees payable by Landlord for management of the Project in excess of three and one half percent (3.5%) (the “Management Fee Cap”) of Landlord’s gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof; and

(q)    costs incurred to comply with laws relating to the removal of hazardous material or substance (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority; and costs incurred to remove, remedy, contain, or treat hazardous material or substance, which hazardous material or substance is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state, local or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material or substance, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or substance or other remedial or containment action with respect thereto, but only to the extent those laws were then being actively enforced by the applicable government authority.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses that vary with occupancy for such year to determine the amount of such Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases (including utility rate increases) due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses. Only as provided hereinafter below in items [I], and [II] below, in the event Landlord incurs costs or expenses associated with or relating to new (as opposed to replacement), distinct categories of Operating Expenses which were not part of Operating Expenses during the Base Year, Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such new, distinct categories of Operating Expenses been included in Operating Expenses during the entire Base Year. The foregoing shall only apply as follows: [I] any insurance premium resulting from any new forms of insurance, including terrorism or earthquake insurance, first maintained following the Base Year shall be deemed to be included in Operating Expenses for the Base Year; and [II] any new major category of services (the “New Services”), provided that no adjustment to the Operating Expenses for the Base Year shall occur to the extent such New Services (1) are first being offered by landlords in the majority of Comparable Buildings following the Base Year, or (2) are required by “Applicable Laws,” as that term is set forth in Article 24 below.

4.2.5    Taxes.

4.2.5.1    “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking facilities serving the Building are located).

4.2.5.2    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.5.3    Any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, documentary transfer taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) any penalties, late charges or interest due to Landlord’s failure to timely pay taxes when due. Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses.

4.2.5.4    Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year and any Expense Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. Landlord and Tenant acknowledge that this Section 4.2.5.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.5.1 through 4.2.5.3, above.

4.2.6    “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3    Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4    Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in reasonable detail the Direct Expenses incurred or accrued for the particular Expense Year and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in reasonable detail Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.

4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1    Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2    If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease; (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility and taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or local agency, or a state proposition approved by the voters; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5.4    Landlord’s Records. Upon Tenant’s written request given not more than one hundred twenty (120) days after Tenant’s receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not a component thereof is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation pertaining to the calculation of the Excess set forth in the Statement as Tenant may reasonably request. Landlord shall provide said documentation pertaining to the relevant Excess to Tenant within sixty (60) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the “Audit Period”), if Tenant disputes the amount of the Excess set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit], and (D) shall not currently be providing (or within the previous two (2) years have provided) accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of similar expense records), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records with respect to the Excess set forth in the Statement at Landlord’s corporate offices in San Francisco, California or Los Angeles, California, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant’s certified public accounting firm must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant’s certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant’s failure to audit the amount of the Excess set forth in any Statement within the Audit Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Excess, an audit to determine the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such audit by the Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

5.2    Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant shall not allow the average occupancy density for the Premises to exceed the maximum occupancy as determined by the fire marshal or Applicable Laws, provided that Landlord makes no representation that the “HVAC,” as that term is defined in Section 6.1 below, has the capacity to accommodate an occupancy density greater than one (1) person per each 175 rentable square feet of floor area within the office space portion of the Premises (provided that Tenant properly designs and configures the Premises to distribute the HVAC within the Premises as part of the Tenant Improvements or in connection with future Alterations). Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time (“Rules and Regulations”), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3    CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project. Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs; provided, however, the CC&Rs shall not (i) adversely affect Tenant’s rights under this Lease, (ii) adversely affect Tenant’s use of the Premises for the Permitted Use, or (iii) increase Tenant’s monetary obligations under this Lease, in more than a de minimis manner. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

5.4    Tenant’s Bicycles. Tenant’s employees and visitors shall be permitted to bring their bicycles (“Bicycles”) into the designated portions of the Project, subject to the provisions of this Section 5.4, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time (in Landlord’s reasonable discretion) that do not unreasonably interfere with Tenant’s ability to park its Bicycles as contemplated herein and provided to Tenant. AT NO TIME ARE RIDERS ALLOWED TO RIDE ANY BICYCLE IN THE PREMISES, THE PROJECT PARKING FACILITIES, THE BUILDING, OR ANYWHERE ELSE WITHIN THE PROJECT. RIDERS MUST ALWAYS WALK THEIR BICYCLES WITHIN THE PROJECT BOUNDARIES. Storage of any Bicycle anywhere on the Project other than as expressly set forth in this Section 5.4 is prohibited. Tenant shall keep its employees informed of these rules and regulations and any modifications thereto.

5.4.1    Bicycle Storage Area. Tenant (including employees and visitors of Tenant) shall have the non-exclusive right, on a first-come, first-served basis, at no cost to Tenant, to utilize that portion of the Common Areas designated by Landlord for the day use parking of operable Bicycles by tenants and occupants of the Building (the “Bicycle Storage Area”). Gas-powered motorized vehicles of any kind (but not including electric powered bicycles), including motorcycles and mopeds, are prohibited in the Bicycle Storage Area, as is the storage of any property other than Bicycles, or the storage of more than a de minimis number of Bicycles for more than seventy-two (72) hours in the Bicycle Storage Area (and any such Bicycles which are stored for longer than seventy-two (72) hours shall be subject to removal by Landlord in accordance with signage posted in the Bicycle Storage Area). Each rider shall use the Bicycle Storage Area at is sole risk. Landlord specifically reserves the right to reasonably change the location, size, configuration, design, layout and all other aspects of the Bicycle Storage Area at any time (provided that no such action will materially diminish the capacity of the Bicycle Storage Area on other than a temporary basis), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Bicycle Storage Area for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Bicycle Storage Area of any person. Upon the expiration or earlier termination of this Lease, Tenant shall have removed all Bicycles belonging to its employees from the Bicycle Storage Area and Tenant, at Tenant’s sole cost and expense, shall repair all damage to the Bicycle Storage Area caused by the removal of Tenant’s property therefrom, and if Tenant fails to repair such damage, Landlord may undertake such repair on account of Tenant and Tenant shall pay to Landlord upon demand the cost of such repair. If Tenant fails to remove any Bicycles at the expiration or earlier termination of this Lease, Landlord may dispose of said Bicycles in such lawful manner as it shall determine in its sole and absolute discretion.

5.4.2    Bicycles in the Premises. Tenant’s employees shall be permitted to bring their bicycles in the Premises in accordance with the terms of this Section 5.4.2. The right provided to Tenant and its employees to bring bicycles into the Premises shall be subject to the following terms and conditions: (i) bicycles may only enter and exit the Building through the areas reasonably designated by Landlord; (ii) bicycles must be taken directly to the Premises via the applicable Building elevator reasonably designated by Landlord (which Tenant shall be entitled to use at all times at no additional charge), and in no event shall Tenant’s employees bring any Bicycles into or through the ground floor lobby of either Building other than the Exclusive Use Lobbies; (iii) Landlord shall have the right to reasonably designate the path of travel that Tenant’s employees must follow; and (iv) in no event shall Tenant permit any bicycles to be stored or left unattended within the Common Areas (other than the Bicycle Storage Area and other bicycle storage areas reasonably designated by Landlord for non-exclusive use of tenants of the Project) at any time.

5.5    Tenant’s Use of Base Building Stairwell. Subject to Applicable Laws and Tenant’s receipt of all necessary governmental or quasi-governmental approvals (collectively, “Governmental Approvals”), Tenant shall have right during the Lease Term to use the base building stairwells between the floors of the Premises (once such floors are leased and occupied by Tenant) (each, a “Stairwell”) solely for purposes of ingress and egress from and between different floors of the Premises. Subject to Landlord’s approval (which shall not be unreasonably withheld) and receipt by Tenant of applicable Governmental Approvals, Tenant, at its sole cost and expense, may procure, install, and maintain a separate security access system compatible with the Building security access system (the “Stairwell Security System”) on the interior of the Stairwell which will limit Stairwell access to the Premises to Landlord’s and Tenant’s authorized users, but which permits access to the Stairwell by all tenants and occupants of the Building. The Stairwell Security System shall be installed prior to the use by Tenant of the Stairwell for other than general access with other tenants. Tenant shall keep and maintain the Stairwell Security System in good working order, condition and repair throughout the Lease Term. In its use of the Stairwell and in connection with the installation, maintenance and operation of the Stairwell Security System, Tenant shall comply with all Applicable Laws, Governmental Approvals and the rules and regulations for the Project. Except as expressly set forth herein, Tenant shall have no right to alter or change the Stairwell in any manner whatsoever, other than minor cosmetic alterations reasonably approved in advance by Landlord (which alterations, if approved and performed, shall be performed in accordance with the terms of Article 8 below). Tenant acknowledges and agrees that Tenant’s use of the Stairwell and the installation, operation and maintenance of the Stairwell Security System shall be at Tenant’s sole risk and Landlord shall have no liability whatsoever in connection therewith. Except for any property damage or personal injury to the extent arising from Landlord’s gross negligence or willful misconduct, Tenant hereby waives any and all claims against Landlord for any damages arising from Tenant’s exercise of its rights under this Section 5.5. Furthermore, as a material inducement to Landlord to grant the rights set forth in this Section 5.5, except for any property damage or personal injury to the extent arising from Landlord’s gross negligence or willful misconduct, Tenant hereby agrees to defend, indemnify and hold Landlord harmless, from and against any and all damages, losses, claims, liability, costs or expenses (including reasonable attorneys’ and other professional fees), actions or causes of action, or judgments arising in any manner from Tenant’s use of the Stairwell and/or the installation, operation and maintenance of the Stairwell Security System.

5.6    Tenant’s Dogs.

5.6.1    In General. Subject to the provisions of this Section 5.6 and the Rules and Regulations, Tenant shall be permitted to bring up to a total of one (1) non-aggressive, well behaved, fully-trained, fully-domesticated and fully-vaccinated dog of no less than one (1) year in age into the

Premises (which dog is owned by Tenant or an officer or employee of Tenant) for every ten thousand (10,000) rentable square feet of the Premises then occupied by Tenant (“Tenant’s Dogs”). Tenant’s Dogs shall not include service animals (as defined under Applicable Laws and accompanying guidelines) (“Service Animals”) and this Section 5.6 shall not be applicable to such Service Animals unless expressly stated hereinbelow. Tenant’s Dogs must be on a leash that is no more than four feet (4’) in length while in any area of the Project outside of the Premises. In no event shall Tenant be permitted to bring any of Tenant’s Dogs into the restrooms of the Project. Within three (3) business days following Tenant’s receipt of Landlord’s request, Tenant shall provide Landlord with reasonably satisfactory evidence showing that all current vaccinations have been received by Tenant’s Dogs. Tenant’s Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and lyme disease). While in the Building, Tenant’s Dogs must be taken directly to/from the Premises and Tenant shall use the Project’s freight elevators to bring Tenant’s Dogs to/from the Premises. Tenant’s Dogs and Service Animals shall only be permitted to use the area shown on Exhibit A-2 attached hereto for the relief of bodily waste and excrement. Tenant shall not permit any objectionable dog related odors to emanate from the Premises, and in no event shall Tenant’s Dogs be at the Project overnight. All bodily waste generated by Tenant’s Dogs in or about the Project shall be promptly removed and disposed of in trash receptacles designated by Landlord, and any areas of the Project affected by such waste shall be cleaned and otherwise sanitized by Tenant. No less than one (1) time per calendar month during which any of Tenant’s Dogs are at the Premises, Tenant shall, at Tenant’s sole cost, clean all carpeted floor areas located within any portions of the Premises where Tenant’s Dogs have been located or have been allowed access. No Tenant’s Dog shall be permitted to enter the Project if such Tenant’s Dog previously exhibited dangerously aggressive behavior. Notwithstanding the foregoing, Landlord shall have the right, at any time, to prevent particular dogs from entering or accessing the Premises if such dogs are in violation of the terms of this Section 5.6, have previously been in violation of one or more of the terms of this Section 5.6, or Landlord has received a complaint from any tenant or occupant regarding damage, disruption or nuisance caused by such dog in the Building or the Project, which complaint is, in Landlord’s reasonable business judgment, legitimate and not intended solely to harass or frustrate Tenant’s use and occupancy of the Premises or Tenant’s right to bring Tenant’s Dogs into the Premises in accordance with this Section 5.6.

5.6.2    Costs and Expenses. Tenant shall pay to Landlord, within thirty (30) days after demand, all costs incurred by Landlord in connection with the presence of Tenant’s Dogs in the Building, Premises or Project, including, but not limited to, janitorial, waste disposal, landscaping, signage, repair, and legal costs and expenses. In the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with health-related issues (e.g., allergies) related to the presence of Tenant’s Dogs in the Premises, the Building or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the HVAC system for the Premises, or elsewhere in the Building), and Tenant shall cause such measures to be taken promptly at its sole cost or expense.

5.6.3    Indemnity. Tenant’s indemnities under Section 10.1 below shall apply to any loss, cost, damage, expense, liability, or claim relating to any of Tenant’s Dogs.

5.6.4    Rights Personal to Original Tenant. The right to bring Tenant’s Dogs into the Premises pursuant to this Section 5.6 is personal to the Original Tenant and any Permitted Transferee. If Tenant assigns the Lease or sublets all or any portion of the Premises other than to a Permitted Transferee, then, as to the entire Premises, upon such assignment, or, as to the portion of the Premises sublet, upon such subletting and until the expiration of such sublease, the right to bring Tenant’s Dogs into such portion of the Premises shall automatically terminate and be of no further force or effect.

ARTICLE 6

SERVICES AND UTILITIES

6.1    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1    Subject to reasonable changes implemented by Landlord and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 7:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s reasonable discretion, other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2    Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as reasonably determined by Landlord, but not less than 5 watts per rentable square foot. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall pay directly to Landlord per the submeters, the cost of all electricity services provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers), which electricity shall be submetered as described above (or otherwise equitably allocated and directly charged by Landlord to Tenant). Tenant shall pay such cost without mark-up (including the cost of such submeters to the extent installed by Landlord) within thirty (30) days after demand and as Additional Rent under this Lease (and not as part of the Operating Expenses). Landlord shall designate the public utility provider for electricity from time to time.

6.1.3    As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures installed by or on behalf of Tenant within the Premises.

6.1.4    Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

6.1.5    Tenant shall be required to contract directly with Landlord’s reasonably designated janitorial services provider to perform janitorial services and other cleaning to the Premises, including interior window washing, in a manner and on a cleaning schedule consistent with Landlord’s reasonable janitorial specifications for the Building, and Tenant shall pay the cost of such contract directly to such janitorial services provider. Landlord shall have the right, from time to time upon at least thirty (30) days’ prior notice to Tenant, to reasonably change its designated janitorial services provider for the Building, in which event Tenant shall terminate its contract with Landlord’s previously designated janitorial services provider and enter into a contract with Landlord’s newly designated janitorial services provider. Landlord shall have the right to inspect the Premises for purposes of confirming that Tenant is cleaning the Premises as required by this Section 6.1.5, and to require Tenant to provide additional cleaning, if necessary. In the event Tenant shall fail to provide any of the services described in this Section 6.1.5 within five (5) business days after notice from Landlord, which notice shall not be required in the event of an emergency, then Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord. Failure of Tenant to comply with any one or more of the foregoing provisions shall be deemed to be a default under this Lease, subject to the applicable notice and cure period in Section 19.1. Landlord shall provide janitorial services to the Common Areas, which services shall include exterior window washing services in a manner consistent with other Comparable Buildings, the costs of which shall be included in Operating Expenses.

6.1.6    Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.2    Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to require installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, at Tenant’s sole cost and expense, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption (if such excess consumption is not ceased within 3 days of written notice), and, if such excess consumption is not ceased within 3 days of written notice, the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.32, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time reasonably establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish, which cost as of the date hereof is, with respect to the period of time between November 1 and April 30, $280.00 per hour for HVAC services, and $80.00 per hour for fans only, and with respect to the period of time between May 1 and October 31, $390.00 per hour for HVAC services, and $110.00 per hour for fans only, provided that such rates shall be increased only to the extent that Landlord reasonably determines that Landlord’s cost of providing such after-hours utilities has increased after the date of this Lease.

6.3    Interruption of Use. Except as otherwise expressly provided in this Lease to the contrary, including Section 6.4 below, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 below. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4    Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the “Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Abatement Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

6.5    Tenant HVAC System. As a part of the “Improvements” (as defined in Section 2.1 of the Work Letter) and subject to the terms of the Work Letter, or as an Alteration during the Lease Term, Tenant, at its sole expense, may install a supplemental HVAC system in the Premises for the purpose of providing supplemental air-conditioning to the Premises (the “Tenant HVAC System”). All aspects of the Tenant HVAC System (including, but not limited to, any connection to the Building’s condenser water system) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, unless the Building Structure, the Building Systems, and/or the exterior appearance of the Building will be negatively affected, in which event Landlord’s approval may be withheld in Landlord’s sole and absolute discretion. Subject to Landlord’s approval of Tenant’s HVAC System, Landlord shall allow Tenant to access Tenant’s pro-rata share of Building condenser water (which pro-rata share shall be calculated based upon an allocation of Building condenser water to accommodate up to ten (10) tons of supplemental cooling capacity per full floor of the Building), and in connection therewith, Tenant shall pay Landlord’s commercially reasonable prevailing rate for (a) the tap fee associated with such condenser water, and (b) the condenser water utilized by Tenant. In connection with the Tenant HVAC System, Tenant shall at Tenant’s sole cost and expense, install separate meters or submeters and Landlord shall separately meter or submeter the electricity utilized by the Tenant HVAC System. Tenant shall maintain such meters or submeters in good condition and operating order and keep in good repair and condition throughout the Lease Term. At Landlord’s election delivered at least sixty (60) days prior to the expiration or earlier termination of this Lease, Tenant shall leave the Tenant HVAC System in the Premises upon the expiration or earlier termination of this Lease, in which event the Tenant HVAC System shall be surrendered with the Premises upon the expiration or earlier termination of this Lease, and Tenant shall thereafter have no further rights with respect thereto. In the event that Landlord fails to elect to have the Tenant HVAC System left in the Premises upon the expiration or earlier termination of this Lease, then Tenant shall remove the Tenant HVAC System prior to the expiration or earlier termination of this Lease, and repair all damage to the Building resulting from such removal, at Tenant’s sole cost and expense. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation, repair, replacement, and removal (subject to the foregoing terms of this Section 6.5), of the Tenant HVAC System, and in no event shall the Tenant HVAC System interfere with Landlord’s operation of the Building. Any reimbursements owing by Tenant to Landlord pursuant to this Section 6.5 shall be payable by Tenant within thirty (30) days of Tenant’s receipt of an invoice therefor.

ARTICLE 7

REPAIRS

Landlord shall maintain in good condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, men’s and women’s washrooms, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Building, including the parking areas, landscaping and exterior Project signage (collectively, “Building Structure”) and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems, roof membrane and HVAC systems which were not constructed by Tenant Parties (collectively, the “Building Systems”) and the Project Common Areas. Subject to the terms of Article 11, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant’s negligence or willful misconduct, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant’s failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project, but not in excess of five percent (5%)) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times in accordance with the terms of Article 27 below to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall be performed in a manner so as not to materially interfere with Tenant’s use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1    Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Premises or Building, (iii) require a building or construction permit, or (iv) cost more than Five and 00/100 Dollars ($5.00) per rentable square foot of the affected area for a particular job of work on a particular floor of the Premises (the “Cosmetic Alterations”). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit (to the extent required) to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county, local or municipal laws, ordinances, rules and regulations and pursuant to a valid building permit (to the extent required), issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord’s sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification or recertification of the Project under such LEED rating system (or other applicable certification standard). The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall retain any union trades to the extent reasonably designated by Landlord. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord’s consent, Tenant shall deliver to the management office for the Project a reproducible copy of the “as built” and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3    Payment for Improvements. With respect to payments to be made to Tenant’s contractors for any Alterations, Tenant shall (i) comply with Landlord’s requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s standard contractor’s rules and regulations. In addition, in connection with all Alterations (other than Cosmetic Alterations), Tenant shall pay Landlord an oversight fee equal to three percent (3%) of the cost of the work, and reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or its general contractor carries “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, and to the extent the Alterations are anticipated to cost in excess of $350,000.00, Landlord may, in its reasonable discretion, require Tenant to demonstrate immediately available funds earmarked for such expenditures or to otherwise obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5    Landlord’s Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant’s removable trade fixtures, furniture or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the “Improvements” (as that term is defined in Section 2.1 of the Work Letter) to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant given at the time Landlord provides its consent (if any) to proposed Alterations or Improvements, as applicable, require Tenant, at Tenant’s expense, to remove any Alterations or Improvements in the Premises which are “Specialty Improvements” (as defined hereinbelow), and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to its condition immediately prior to the installation of such Specialty Improvements. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Specialty Improvements in the Premises, and/or to return the affected portion of the Premises to its condition immediately prior to the installation of such Specialty Improvements, then at Landlord’s option, either (A) Rent shall continue to accrue at the reasonable rental value of the Premises (but not in excess of the Rent set forth in Article 16, below), until the earlier to occur of (1) the date such work shall be completed by Tenant, or (2) if Landlord elects to perform such work under item (B) hereof, then the date Landlord would reasonably be expected to complete such work at Tenant’s expense, and/or (B) Landlord may do so and may charge the reasonable cost thereof to Tenant, provided that Landlord shall not have the right to elect item (A) of this sentence with respect to any Specialty Improvements that are designated for removal by Landlord and which Tenant fails to remove which are of an immaterial nature (including, without limitation, with respect to the ease and cost of such removal) individually or in the aggregate, which determination shall be made in Landlord’s sole, but good faith, discretion. “Specialty Improvements” means any Alterations or Improvements other than normal and customary general office improvements. Notwithstanding the foregoing, “Specialty Improvements” (i) shall not include conference rooms, or Cosmetic Alterations and (ii) shall include (a) any Alterations or Improvements which affect the Base Building, (b) any kitchens (other than basic office kitchens), showers, restrooms, washrooms or similar facilities in the Premises that are not part of the Base Building, (c) any Lines (as that term is defined in Section 29.32 below), (d) any other items or fixtures which Tenant is expressly required to remove pursuant to the terms of this Lease. Notwithstanding the foregoing, Tenant shall have the right to install (subject to Landlord’s approval rights under this Lease and the Work Letter), without an obligation to remove, up to two (2) gender-neutral restrooms per floor of the Premises. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within five (5) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1    Indemnification and Waiver. Except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Parties, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Except to the extent of the gross negligence or willful misconduct of Landlord or any Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (a) any causes in, on or about the Premises during the Lease Term or Tenant’s holdover in the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, “Tenant Parties”); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its reasonable costs and expenses incurred in such suit, including without limitation, its actual and reasonable professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2    Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with Landlord’s insurance company requirements pertaining to the use of the Premises. If Tenant’s particular conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3    Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1    Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. In the event Tenant desires to allow the consumption of alcohol on the Rooftop Decks, Tenant’s Commercial General Liability Insurance shall include Host Liquor Liability coverage. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for all liabilities assumed under this Lease as an insured contract for the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$15,000,000 each occurrence

Personal Injury and Advertising Liability	$15,000,000 each occurrence

Tenant Legal Liability/Damage to Rented Premises Liability	$1,000,000

10.3.2    Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, and (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains.

10.3.2.1    Increase in Project’s Property Insurance. Tenant shall pay for any increase in the premiums for the property insurance of the Project if said increase is caused by Tenant’s acts, omissions, use or occupancy of the Premises.

10.3.2.2    Property Damage. Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures, Improvements, Original Improvements and Alterations.

10.3.2.3    No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.3.2.4    Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder or otherwise carried. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective “all risk”

property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.

10.3.3    Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4    Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5    Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-VIII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise reasonably acceptable to Landlord and licensed to do business in the State of California, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), and (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies. Tenant hereby covenants that in the event of any non-renewal or cancellation of the policies of insurance required herein, Tenant shall provide Landlord with notice of such cancellation immediately upon Tenant’s first becoming aware of such cancellation or non-renewal. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.

10.5    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, such increases shall not occur more than once every five (5) years, nor during the first five (5) years of the initial Lease Term.

10.6    Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any general contractor or mechanical, electrical or plumbing sub-contractors (collectively, a “Third Party Contractor”). All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord’s commercially reasonable insurance requirements consistent with the terms of this Article 10.

10.7    Landlord’s Fire, Casualty, and Liability Insurance. Landlord shall, from the Lease Commencement Date and continuing until the Lease Expiration Date, maintain in effect the following insurance: (i) physical damage insurance (including a rental loss endorsement) providing coverage in the event of fire, vandalism, malicious mischief and all other risks normally covered under “special form” policies in the geographical area of the Project, covering the Building (excluding, at Landlord’s option, the property required to be insured by Tenant pursuant to Section 10.3, above) in an amount not less than one hundred percent (100%) of the full replacement value (less reasonable deductibles) of the Project, together with such other risks as Landlord may from time to time determine (provided however, that Landlord shall have the right, but not the obligation, to obtain earthquake and/or flood insurance); (ii) commercial general liability insurance, including a Commercial Broad Form Endorsement or the equivalent in the amount of at least Five Million Dollars ($5,000,000.00), against claims of bodily injury, personal injury or property damage arising out of Landlord’s operations, assumed liabilities (including the liabilities assumed by Landlord under this Lease), contractual liabilities, or use of the Project; and (iii) workers’ compensation insurance as required by law. Such coverages may be carried under blanket and/or umbrella policies.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1    Repair of Damage to Premises by Landlord. If the Base Building, the structural portion of the Rooftop Deck, or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a “Casualty”), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building, the structural portion of the Rooftop Deck, and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building, the structural portion of the Rooftop Deck, and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2(ii) and (iii) of this Lease, and Landlord shall repair any injury or damage to the Improvements, Alterations and the Original Improvements installed in the Premises and shall return such Improvements, Alterations and the Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements and the Original Improvements installed in the Premises and shall return such Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and reasonable approval, all plans, specifications and working drawings relating thereto, and Landlord shall reasonably select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy or inaccessible, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2    Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord’s commercially reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies (excluding deductible amounts) and the cost to repair exceeds One Million and 00/100 Dollars ($1,000,000.00); or (iv) the damage occurs during the last twelve (12) months of the Lease Term and cannot be repaired within sixty (60) days; provided, however, that if the Premises and/or access thereto are materially damaged by Casualty, and Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either the repairs cannot be completed within two hundred seventy (270) days after the date of discovery of the damage or the damage occurs during the last twelve (12) months of the Lease Term, Tenant may elect, not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within sixty (60) days of the date that Landlord originally estimated for completion in “Landlord’s Repair Estimate Notice” (as that term is defined hereinbelow), then Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days (“Landlord’s Repair Estimate Notice”). Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or intentional misconduct of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease beyond any applicable notice and cure period; (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (d) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2(ii) and (iii) of this Lease, provided that Tenant shall be entitled to retain a portion of the insurance proceeds, if any, in excess of the sum of

(i) $5,366,805.00 (i.e., the Suite 800 Allowance, the Suite 700 Allowance, and the Suite 200 Allowance) with respect to the Phase 1 Premises, (ii) $3,737,325.00 (i.e., the Suite 300 Allowance) with respect to the Suite 300 Premises, (iii) $953,175.00 (i.e., the Suite 750 Allowance) with respect to the Suite 750 Premises, and (iv) $2,987,325.00 (i.e., the Suite 900 Allowance) with respect to the Suite 900 Premises (the “Excess Proceeds”). Tenant shall be entitled to retain the portion of the Excess Proceeds which is equal to the product of (i) a fraction, the numerator of which is the number of months in the Lease Term which would be remaining as of the date of the Casualty, and the denominator of which is the total number of months in the Lease Term, and (ii) the amount of the Excess Proceeds.

11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1    Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires

Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) days nor more than two hundred seventy (270) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any particular, proposed Transfer, Tenant shall pay Landlord’s review and processing fees (not to exceed Five Hundred Dollars ($500.00), as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees, but not in excess of Three Thousand Five Hundred Dollars ($3,500.00) in the aggregate) incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2    Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice, and shall grant or withhold its consent within twenty (20) days following Landlord’s receipt of a complete Transfer Notice. If Landlord fails to respond within such twenty (20) day period, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S REQUEST FOR TRANSFER” (the “Transfer Reminder Notice”). Any such Transfer Reminder Notice shall include a complete copy of Tenant’s Transfer Notice. If Landlord fails to respond within five (5) business days after receipt of a Transfer Reminder Notice, then Tenant’s Transfer for which Tenant requested Landlord’s approval shall be deemed approved by Landlord. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3    The Transferee is either a governmental agency or instrumentality thereof unless an existing Tenant of the Building;

14.2.4    To the extent the proposed Transferee is either (i) an assignee or (ii) a sublessee taking in excess of 15,000 rentable square feet of space, such Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6    The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) leases space in the Project from Landlord at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the four (4)-month period immediately preceding the Transfer Notice; provided, however, it shall only be deemed reasonable for Landlord to withhold its consent to a Transfer pursuant to this Section 14.2.7 to the extent Landlord has then-available comparable space in the Project to meet the needs of such proposed Transferee.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within nine (9) months after Landlord’s consent, but not later than the expiration of said nine (9)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages or declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent paid by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, and (iv) legal fees and costs. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. This Section 14.3 shall not apply to a Transfer to a Permitted Transferee pursuant to Section 14.8 below.

14.4    Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, if at any time Tenant desires a determination as to whether or not Landlord intends to exercise its rights under this Section 14.4, then Tenant may give Landlord notice (“Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to notify Tenant whether Landlord will elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. In the event Tenant delivers an Intention to Transfer Notice (or, if Tenant does not deliver an Intention to Transfer Notice, a Transfer Notice) to Landlord in connection with an assignment of the Lease or in connection with a sublease of all of Tenant’s space on a particular floor of the Premises for more than 90% of the then remaining Lease Term, Landlord shall have the option, by giving written notice (the “Recapture Notice”) to Tenant within twenty (20) days after receipt of such Intention to Transfer Notice (or Transfer Notice, as applicable), to recapture the Contemplated Transfer Space. Such Recapture Notice shall cancel and terminate this Lease with respect to the Contemplated Transfer Space as of the effective date proposed in the Intention to Transfer Notice, and Tenant shall be relieved of its obligation under this Lease with respect to such Contemplated Transfer Space. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Contemplated Transfer Space, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. Notwithstanding the foregoing sentence, however, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) business days after Tenant’s receipt of such Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the proposed Transfer. If Landlord declines, or fails to elect in a timely manner to recapture the Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of ten (10) months (the “Ten Month Period”) commencing on the last day of such twenty (20) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Ten Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Ten Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Ten Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. The foregoing recapture right shall not be applicable with respect to a transfer to a Permitted Transferee, as that term is defined below in Section 14.8.

14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times upon at least fifteen (15) days’ prior notice to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s actual and reasonable costs of such audit.

14.6    Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation(i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease beyond any applicable notice and cure period, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8    Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (B) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant’s stock on a nationally-recognized stock exchange or for financing purposes (such as a Series A financing), (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant (such an acquisition shall be deemed to consist of “substantially all” of the stock to the extent the acquiring entity acquires a controlling interest of Tenant’s stock), or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least ten (10) days prior to the effective date of any such assignment or sublease (or within ten (10) days thereafter if prior notice is prohibited by Applicable Law or confidentiality obligations) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

14.9    Preapproved Bracket License/Sublease. Notwithstanding any contrary provision of this Article 14, Landlord hereby preapproves the Bracket License/Sublease. Tenant shall promptly supply Landlord with any documents or information requested by Landlord regarding such Bracket License/Sublease. Notwithstanding the foregoing, such Bracket License/Sublease shall in no event relieve Tenant from any liability under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, in addition to Tenant’s obligations under Section 29.32, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate of one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease during the first two (2) months following the expiration or earlier termination of the Lease Term, and two hundred percent (200%) thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term without the express written consent of Landlord, such tenancy shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) during the first two (2) months following the expiration or earlier termination of the Lease Term, and two hundred percent (200%) thereafter. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord’s express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Tenant acknowledges that any holding over without Landlord’s express written consent may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to vacate and deliver the Premises within thirty (30) days following the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term (but not more than once in any calendar year unless in connection with the sale or proposed sale, or the financing/refinancing, of the Project or any portion thereof), Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Prior to receiving any financial statements, Landlord shall execute and deliver to Tenant a commercially reasonable confidentiality agreement.

ARTICLE 18

SUBORDINATION

As of the date of this Lease, there are no ground or underlying leases, nor any mortgage, trust deed or other like encumbrances in force against the Building or Project. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (collectively, the “Superior Holders”), require in writing that this Lease be superior thereto; provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in the standard form provided by such Superior Holders, which requires such Superior Holder to accept this Lease, and not to disturb Tenant’s possession, so long as an event of default beyond any applicable notice and cure period has not occurred and be continuing executed by Landlord and the appropriate Superior Holder. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2    Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

19.1.3    To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4    Abandonment of the Premises by Tenant in accordance with Applicable Law; or

19.1.5    The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord; or

19.1.6    Tenant’s failure to occupy the Premises within one hundred eighty (180) days after the Lease Commencement Date.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4    Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder,

or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1    Delivery of Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 21.3 below (the “L-C Amount”), which L-C shall be issued by one of the following banks: (i) Wells Fargo Bank, N.A., (ii) JP Morgan Chase, (iii) Bank of America, (iv) Citibank, (v) Silicon Valley Bank, (vi) Morgan Stanley, (vii) Goldman Sachs, (viii) PNC Bank, or (ix) Bank of Merrill Lynch (such issuing bank being referred to herein as the “Bank”), and which L-C shall be in the form of Exhibit G, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than ninety-five (95) days after the expiration of the Lease Term, as the same may be extended (subject to Section 2 of Exhibit H attached hereto), and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease (beyond the applicable notice and cure periods), or (B) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if there is a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 21 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 21.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer from the list above and that complies in all respects with the requirements of this Article 21. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 21.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion, and the attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

21.2    Application of L-C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 21.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

21.3    L-C Amount; Maintenance of L-C by Tenant.

21.3.1    L-C Amount. The L-C Amount shall be equal to the amount set forth in Section 8 of the Summary, and is subject to reduction pursuant to the terms of Section 21.9 below.

21.3.2    In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 21.3.3 below. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. If Tenant exercises its option to extend the Lease Term pursuant to Section 2.2 of this Lease then (subject to Section 2 of Exhibit H attached hereto), not later than thirty (30) days prior to the commencement of the Option Term, Tenant shall deliver to Landlord a new L C or certificate of renewal or extension evidencing the L-C Expiration Date as ninety-five (95) days after the expiration of the Option Term, to the extent, and in the amount required by Section 2 of Exhibit H attached hereto. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 21, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 21, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under Section 21.3.3 below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.4    Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that Landlord shall be responsible to pay up to Two Thousand and 00/100 ($2,000.00) of such fees. Either Landlord or Tenant shall have the right (in each of their sole discretion), but not the obligation, to pay the applicable fees on behalf of the other party, in which case the non-paying party shall reimburse the paying party within ten (10) days after receipt of an invoice and reasonable supporting documentation therefor.

21.5    L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 21 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

21.6    Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

21.7    Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

21.7.1    A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

21.7.2    Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

21.8    Remedy for Improper Drafts. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

21.9    Reduction of L-C Amount. The L-C Amount shall not be reduced during that period (the “Fixed Period”), commencing on the first Lease Commencement Date and expiring on the last day of the fortieth (40th) full calendar month following the Phase 1 Lease Commencement Date. After the expiration of the Fixed Period, the L-C Amount shall be reduced on or after each Reduction Date (as defined in Section 21.9.1 below) to the extent that Tenant tenders to Landlord (a) evidence reasonably satisfactory to Landlord demonstrating that Tenant satisfies the L-C Reduction Conditions, as that term is defined in Section 21.9.3 below, and (b) a certificate of amendment to the existing L-C, conforming in all material respects to the requirements of this Article 21, in the amount of the applicable L-C Amount as of such Reduction Date.

21.9.1    Letter of Credit Reductions. The L-C Amount shall be reduced on an annual basis pursuant to the following: On the first (1st) day of the first (1st) calendar month following the month in which the Fixed Period expires and the L-C Reduction Conditions (subject to Section 21.9.2 below) are satisfied (the “Burn Down Date”), and on each anniversary of the Burn Down Date (each, a “Reduction Date”), provided Tenant then satisfies the L-C Reduction Conditions (subject to Section 21.9.2 below), the L-C Amount shall be reduced by the L-C Burn Down Amount, as that term is defined in Section 21.9.2 below, provided that in no event shall the L-C Amount be reduced below the amount of $4,488,333.00. Notwithstanding any contrary provision of this Section 21.9, no Reduction Date shall occur sooner than twelve (12) months from the immediately preceding Reduction Date, and any Reduction Date which would otherwise occur sooner than twelve (12) months from the immediately preceding Reduction Date shall instead occur twelve (12) months from the immediately preceding Reduction Date provided Tenant then satisfies the L-C Reduction Conditions (subject to Section 21.9.2 below).

21.9.2    L-C Burn Down Amount. As used herein, the “L-C Burn Down Amount” shall mean $1,496,111.00 (provided however, notwithstanding the L-C Reduction Conditions in Section 21.9.3 items (i) and (ii) below, if at any time during the Lease Term, (a) the stock of Tenant is traded on an American public exchange (NASDAQ or NYSE) (the “Publicly Traded Condition”), (b) if the Publicly Traded Condition is first satisfied during the first forty-three (43) months of the Lease Term then Tenant’s equity market cap as of the applicable Reduction Date is greater than

$5,000,000,000.00 based upon the average trading price for the preceding ninety (90) days, or if the Publicly Traded Condition is first satisfied after the expiration of the forty-third (43rd) month of the Lease Term, then Tenant’s equity market cap as of the applicable Reduction Date is greater than $5,000,000,000.00 based upon the average trading price for the preceding twelve (12) months, and (c) Tenant has $100,000,000.00 of unrestricted cash on Tenant’s balance sheet as of the applicable Reduction Date, then the L-C Burn Down Amount for the applicable Reduction Date only shall be increased to $4,488,333.00, provided all subsequent reductions shall be in the amount of $1,496,111.00).

21.9.3    Letter of Credit Reduction Conditions. If Tenant is allowed to reduce the L-C Amount pursuant to the TCCs of this Section 21.9, then Landlord shall reasonably cooperate with Tenant in order to effectuate such reduction. For purposes of this Section 21.9, the “L-C Reduction Conditions” shall mean that Tenant is not then in default under this Lease, and both of the following conditions are satisfied, as demonstrated by Tenant’s most recent year-end annual financial reports prepared and certified by an independent certified public accountant and delivered to Landlord: (i) Tenant has at least $200,000,000.00 of unrestricted cash on Tenant’s balance sheet, and (ii) Tenant has maintained an EBITDA of at least $25,000,000.00 for each of the previous four (4) consecutive financial quarters. For purposes of this Section 21.9.3 “EBITDA,” shall mean Tenant’s Earnings Before Interest, Taxes, Depreciation and Amortization, determined in accordance with generally accepted accounting practices, consistently applied (“GAAP”). In the event Tenant fails to deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating the Tenant satisfies the L-C Reduction Conditions (as modified by Section 21.9.2, if applicable) prior to the applicable Reduction Date, or if Tenant fails to deliver a certificate of amendment to the existing L-C as required by this Section 21.9, then the L-C Amount shall not be reduced upon such applicable Reduction Date, but the TCCs of this Section 21.9 shall remain effective, provided that (subject to Section 21.9.1 above) any scheduled reductions in the L-C Amount shall take place immediately after such L-C Reduction Conditions (as modified by Section 21.9.2, if applicable) are satisfied (provided that no such reductions shall be permitted in the event this Lease is terminated early as a result of a Tenant default under Article 19 of this Lease). Landlord shall exercise commercially reasonable efforts to keep all such information provided to Landlord under the preceding sentence confidential, pursuant to the TCCs of Section 29.28 below and subject to a commercially reasonable confidentiality agreement.

ARTICLE 22

OPEN CEILING PLAN

In the event that the Premises has an “open ceiling plan”, then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof) (as applicable, the “Penetrating Work”), as Landlord may determine in Landlord’s sole and absolute discretion and with no approval rights being afforded to Tenant with respect thereto. Moreover, there shall be no obligation by Landlord or any such third party to enclose or otherwise screen any of such Penetrating Work from view within the Premises, whether during the course of construction or upon completion thereof. Since Tenant is anticipated to be occupying the Premises at the time the Penetrating Work is being performed, Landlord agrees that it shall (and shall cause third parties to) use commercially reasonable efforts to perform the Penetrating Work in a manner so as to attempt to minimize interference with Tenant’s use of the Premises; provided, however, such Penetrating Work may be performed during normal business hours, without any obligation to pay overtime or other premiums. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the performance of any such Penetrating Work, Tenant hereby agrees that the performance of such Penetrating Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of rent. Neither Landlord nor any of the Landlord Parties or any third parties performing the Penetrating Work shall be responsible for any direct or indirect injury to or interference with Tenant’s business arising from the performance of such Penetrating Work, nor shall Tenant be entitled to any compensation or damages from Landlord or any of the Landlord Parties or any third parties performing the Penetrating Work for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the performance of the Penetrating Work, or for any inconvenience or annoyance occasioned by the Penetrating Work. In addition, Tenant hereby agrees to promptly and diligently cooperate with Landlord and any of the third parties performing the Penetrating Work in order to facilitate the applicable party’s performance of the particular Penetrating Work in an efficient and timely manner. In connection with the foregoing, Landlord shall use commercially reasonable efforts to perform any such Penetrating Work in a manner designed to minimize any damage to Tenant’s property, any interference with Tenant’s use of and access to the Premises, and/or any changes to the open ceiling plan for the Premises.

ARTICLE 23

SIGNS

23.1    Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2    Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant’s initial identifying signage shall be provided by Landlord, at Landlord’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program, and any subsequent changes to Tenant’s identifying signage shall be at Tenant’s sole cost and expense following Tenant’s receipt of Landlord’s consent thereto (which consent may be withheld in Landlord’s sole and absolute discretion).

23.3    Building Directory. A building directory is located in the lobby of the Building. Tenant shall have the right, at Landlord’s sole cost and expense as to Tenant’s initial name strip, to designate one (1) name strip on such directory, and any subsequent changes to Tenant’s name strip shall be at Tenant’s sole cost and expense following Tenant’s receipt of Landlord’s consent thereto (which consent may be withheld in Landlord’s reasonable discretion).

23.4    Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its reasonable discretion.

ARTICLE 24

COMPLIANCE WITH LAW

Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Section 4.2.4 above. Landlord and Tenant hereby acknowledge that neither the Premises nor the Building have undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards identified by such CASp inspection; and (c) if such CASp inspection requested by Tenant shall identify any required improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards identified by such CASp inspection, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs, but only to the extent such improvements or repairs are required by Applicable Laws to correct such violations.

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant’s particular use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Improvements (except as provided below), or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding anything contained herein to the contrary, Landlord shall, at its sole cost (and not as an Operating Expense and not as a reduction to the Improvement Allowance), promptly comply with all Applicable Laws (including the making of any alterations to the Building required by Applicable Laws) which relate to the Base Building and/or any path of travel in or to the Building triggered by the Improvements to be constructed pursuant to the Work Letter, all to the extent the same is necessary for Tenant to obtain or maintain a certificate of occupancy for the Premises for general office use.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1    Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2    Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term; provided, however, to the extent such default results in a dispute between the parties, the terms of Section 29.21 below shall control, rather than the foregoing subsection (iii).

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment (including, without limitation, to perform Bracket’s obligations to remove the alterations, improvements, equipment and personal property in the Suite 700 Server Room that are Bracket’s obligation to remove pursuant to that certain Lease Termination Agreement (the “Lease Termination Agreement”) being entered into by Landlord and Bracket concurrently herewith, and any related restoration work required by such Lease Termination Agreement to the extent that Bracket fails to timely perform such obligations). Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform following the expiration of any applicable notice and cure period. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. In connection with any such entry to the Premises, Landlord shall comply with Tenant’s reasonably established security measures previously communicated to Landlord in writing.

ARTICLE 28

TENANT PARKING

Tenant shall have the right to rent, on a monthly basis throughout the Lease Term commencing on the Lease Commencement Date, the amount of unreserved parking passes set forth in Section 9 of the Summary, all of which parking passes shall pertain to the Project parking facility. Tenant shall have the right to increase (subject to availability, as determined by Landlord in its sole discretion, and provided that Landlord shall have the right from time to time to terminate Tenant’s rental of all or any portion of such increased number of parking passes upon at least thirty (30) days prior written notice to Tenant) or decrease the number of unreserved parking passes rented by Tenant from time to time upon at least thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the amount of unreserved parking passes set forth in Section 9 of the Summary. Tenant shall pay to Landlord (or its designee) for the parking passes on a monthly basis at the prevailing rate charged from time to time at the location of such parking passes, which rate as of the date of this Lease is $330.00 per pass per month. In addition to any fees that may be charged to Tenant in connection with its parking of automobiles in the Project parking facility, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time so long as Tenant is provided with the number of parking passes provided herein, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may, at any time, institute valet assisted parking, tandem parking stalls, “stack” parking, or other parking program within the Project parking facility, the cost of which shall be included in Operating Expenses. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant separate and apart from this Lease without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1    Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5    Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord (including the return of the L-C), and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6    Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7    Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the net interest of Landlord in the Building and any rent, income or proceeds therefrom (following payment of any outstanding liens and/or mortgages, whether attributable to sales or insurance proceeds or otherwise). Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties, nor Tenant nor the Tenant Parties, shall be liable under any circumstances for injury or damage to, or interference with, a party’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, except in connection with any holdover in the Premises by Tenant as set forth in Article 16 of this Lease.

29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18    Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail.

29.19    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20    Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord reasonably satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord reasonably satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California. Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so.

29.21    Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26    Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire, except on the Rooftop Deck or, during the initial Lease Term only, within one full floor above such Rooftop Deck (i.e., Landlord may install, affix and maintain signs on the exterior of the Building above the Rooftop Deck [e.g., the Building parapet], but may not install or affix any signs upon the Rooftop Deck). Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28    Confidentiality. Tenant acknowledges that the economic or material non-economic content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, agents or prospective transferees.

29.29    Transportation Management. Tenant shall fully comply with all present or future programs mandated by a governmental authority intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30    Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Landlord shall use commercially reasonable efforts to perform any such Renovations in a manner designed to minimize interference with Tenant’s use of and access to the Premises.

29.31    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation. Landlord hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Landlord to be in violation of any agreement, instrument, contract, law, rule or regulation by which Landlord is bound, and Landlord shall protect, defend, indemnify and hold Tenant harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Landlord’s breach of this warranty and representation.

29.32    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use Landlord’s designated contractor for provision of cabling and riser management services (or, if Landlord does not have a designated contractor, then an experienced and qualified contractor reasonably approved in writing by Landlord), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which were installed by or on behalf of Tenant and are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization’s “2002 National Electrical Code”)), or (3) otherwise represent a dangerous or potentially dangerous condition.

29.33    Hazardous Substances.

29.33.1    Definitions. For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2    Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

29.33.3    Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. “Environmental Permits” means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Commencement Date thereafter, as well as at any other time following Tenant’s receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant’s receipt of a request from Landlord, Tenant shall promptly complete an “environmental questionnaire” using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant’s control.

29.33.4    Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws caused by Tenant or any Tenant Parties, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises caused by Tenant or any Tenant Parties, or to comply with any Environmental Laws to the extent in violation thereof due to Tenant’s or any Tenant Party’s acts or failures to act, Tenant shall promptly, at

Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and if it is determined that violations by Tenant (or permitted by Tenant) exist, then Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5    Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or knowingly permitted by Landlord or a Landlord Party. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.34    Office and Communications Services.

29.34.1    The Provider. Landlord has advised Tenant that certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building by a concessionaire (which may or may not have exclusive rights to offer such services in the Building) under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree.

29.34.2    Other Terms. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.

29.35    Water Sensors. Tenant shall, at Tenant’s sole cost and expense, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as “Water Sensors”). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the “Sensor Areas”). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord’s sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant’s sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant’s sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the Water Sensors shall be unblocked and ready for use by a third-party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the cost thereof to Tenant.

29.36    LEED Certification. Landlord may, in Landlord’s sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall, at Tenant’s sole cost and expense (to the extent it is at no more than a de minimis cost or expense to Tenant), promptly cooperate with the Landlord’s efforts in connection therewith and provide Landlord with any documentation it may reasonably need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Project).

29.37    Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord’s sole and absolute discretion), Tenant shall promptly, but in no event more than ten (10) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. Tenant acknowledges that pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the “Energy Disclosure Requirements”), Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. The terms of this Section 29.37 shall survive the expiration or earlier termination of this Lease.

29.38    Green Cleaning/Recycling. To the extent a “green cleaning program” and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord’s sole and absolute discretion), Tenant shall, at Tenant’s sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord’s particular recycling contractors). To the extent Tenant fails to comply with any of Landlord’s recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.

29.39    Shuttle Service. Subject to the provisions of this Section 29.41, so long as Landlord, in Landlord’s sole and absolute discretion, permits a shuttle service (the “Shuttle Service”) to operate at the Project, Tenant’s employees (“Shuttle Service Riders”) shall be entitled to use the Shuttle Service operated at the Project. The use of the Shuttle Service shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord, in its sole and absolute discretion, and/or the operator of the Shuttle Service. Landlord and Tenant acknowledge that the use of the Shuttle Service by the Shuttle Service Riders shall be at their own risk and that the terms and provisions of Section 10.1 of this Lease shall apply to Tenant and the Shuttle Service Rider’s use of the Shuttle Service. The costs of operating, maintaining and repairing the Shuttle Service shall be included as part of Operating Expenses, subject to Article 4. Tenant acknowledges that the provisions of this Section 29.41 shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Shuttle Service (or any other shuttle service) throughout the Lease Term, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify all Shuttle Services provided by it. Landlord or the operator of the Shuttle Service shall have a right to charge a fee to the users of the Shuttle Service. No expansion, contraction, elimination or modification of any or all Shuttle Services, and no termination of Tenant’s or the Shuttle Service Rider’s rights to the Shuttle Service shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

29.40    Prohibited Persons; Foreign Corrupt Practices Act and Anti-Money Laundering. Neither Tenant nor any of its affiliates, nor any of their respective members, partners or other equity holders, and none of their respective officers, directors or managers is, nor prior to or during the Lease Term, will they become a person or entity with whom U.S. persons or entities are restricted from doing business under (a) the Patriot Act (as defined below), (b) any other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including any “blocked” person or entity listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and any modifications thereto or thereof or any other person or entity named on OFAC’s Specially Designated Blocked Persons List) or (c) any other U.S. statute, Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action (collectively, “Prohibited Persons”). Prior to and during the Lease Term, Tenant, and to Tenant’s knowledge, its employees and any person acting on its behalf have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977 and any other applicable anti-bribery or anti-corruption laws. Tenant is not entering into this Lease, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. As used herein, “Patriot Act” shall mean the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and all other statutes, orders, rules and regulations of the U.S. government and its various executive departments, agencies and offices interpreting and implementing the Patriot Act.

29.41    Signatures. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:				“TENANT”

KILROY REALTY 303, LLC,				DOORDASH, INC.
a Delaware limited liability company				a Delaware Corporation

By: KR 303 Second Street Owner, LLC,				/s/ Prabir Adarkar
a Delaware limited liability company
Its Sole Member				Prabir Adarkar Chief Financial Officer

By:	303 Second Street Member, LLC,
a Delaware limited liability company
	Its Manager			/s/ Stanley Tang Stanley Tang
Co-Founder
	By:	Kilroy Realty, L.P.,
a Delaware limited partnership

Its Managing Member

		By:	Kilroy Realty Corporation,
a Maryland corporation

Its General Partner

By: /s/ Jeff Hawken
Name: Jeff Hawken
Title: COO

By: /s/ Matt Griffin
Name: Matt Griffin
Title: SVP, Northern California

EXHIBIT A

303 SECOND STREET

OUTLINE OF PREMISES

Suite 200 Premises

EXHIBIT A

Suite 700 Premises

EXHIBIT A

Suite 800 Premises

EXHIBIT A

Suite 300 Premises

EXHIBIT A

Suite 750 Premises

EXHIBIT A

Suite 900 Premises

EXHIBIT A

EXHIBIT A-1

303 SECOND STREET

OUTLINE OF FIRST OFFER SPACE

Suite South 600

EXHIBIT A-1

EXHIBIT B

303 SECOND STREET

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

SECTION 1

DELIVERY OF THE PREMISES

Landlord shall deliver the Premises and Tenant shall accept the Premises from Landlord in their presently existing, “as-is” condition as of the date of this Lease. From the date the Premises are delivered to Tenant until the applicable Lease Commencement Date, Tenant and Tenant’s Agents shall have rent free access and use thereof to install the Improvements, furniture, fixtures, cabling and equipment. Landlord shall not charge Tenant for any use of the freight elevator(s) during the planning and construction of the Improvements.

SECTION 2

IMPROVEMENTS

2.1    Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) as follows: (i) $2,524,860.00 (i.e., $60.00 per rentable square foot of the Suite 800 Premises) (the “Suite 800 Allowance”) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Suite 800 Premises only (the “Suite 800 Improvements”), (ii) $1,866,300.00 (i.e., $60.00 per rentable square foot of the Suite 700 Premises) (the “Suite 700 Allowance”) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Suite 700 Premises only (the “Suite 700 Improvements”) (and Tenant acknowledges that $89,880.00 of such Suite 700 Allowance must be used for improvements to the Suite 700 Deck), (iii) $975,645.00 (i.e., $55.00 per rentable square foot of the Suite 200 Premises) (the “Suite 200 Allowance”) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Suite 200 Premises only (the “Suite 200 Improvements”), (iv) $3,737,325.00 (i.e., $75.00 per rentable square foot of the

EXHIBIT B

Suite 300 Premises) (the “Suite 300 Allowance”) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Suite 300 Premises only (the “Suite 300 Improvements”), (v) $953,175.00 (i.e., $75.00 per rentable square foot of the Suite 750 Premises) (the “Suite 750 Allowance”) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Suite 750 Premises only (the “Suite 750 Improvements”), and (vi) $2,987,325.00 (i.e., $75.00 per rentable square foot of the Suite 900 Premises) (the “Suite 900 Allowance”) for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the Suite 900 Premises only (the “Suite 900 Improvements”) (and Tenant acknowledges that $112,350.00 of such Suite 900 Allowance must be used for improvements to the Suite 900 Deck). Collectively, the Suite 800 Improvements, the Suite 700 Improvements, the Suite 200 Improvements, the Suite 300 Improvements, the Suite 750 Improvements and the Suite 900 Improvements shall be the “Improvements”. In connection with the foregoing, Tenant hereby acknowledges that each portion of the Improvement Allowance shall only be permitted to be used for improvements to the portion of the Premises to which such portion of the Improvement Allowance applies (e.g., the Suite 300 Allowance may only be used for Improvements made to the Suite 300 Premises); provided, however, that notwithstanding the foregoing, each portion of the Improvement Allowance for the Phase 1 Premises (i.e., the Suite 800 Allowance, the Suite 700 Allowance and the Suite 200 Allowance) may be used for improvements which are permanently affixed to any portion of the Phase 1 Premises (e.g., the Suite 800 Allowance may be used for Improvements made to the Suite 700 Premises). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter until Tenant pays the full amount of any then applicable “Over-Allowance Amount,” as defined in Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord’s property under the terms of this Lease. Subject to the “Construction Risk Alternative,” as that term is defined in Section 4.2.1 below, any unused portion of the Improvement Allowance remaining as of the date which is one (1) year from the applicable delivery date of each portion of the Premises (e.g., the Suite 800 Allowance can be used until the date which is one (1) year from the delivery date for the Suite 800 Premises), shall remain with Landlord and Tenant shall have no further right thereto.

2.2    Disbursement of the Improvement Allowance.

2.2.1    Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Improvement Allowance Items”):

2.2.1.1    Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, and third party project managers, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Six and 00/100 Dollars ($6.00) per rentable square foot of the Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter;

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2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Improvements;

2.2.1.3    The cost of construction of the Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4    The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5    The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “Code”);

2.2.1.6    The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2.1 of this Work Letter;

2.2.1.7    Sales and use taxes; and

2.2.1.8    All other costs to be expended by Landlord in connection with the construction of the Improvements, but only to the extent such costs have previously and reasonably been approved by Tenant.

2.2.2    Disbursement of Improvement Allowance. Tenant acknowledges that Landlord is a publicly traded real estate investment trust (“REIT”), and due to such REIT status Landlord is required to satisfy certain tax and accounting requirements and related obligations in connection with the leases at the Building. In order to satisfy such requirements and obligations in connection with this Lease, Landlord requires various construction-related deliverables to be timely submitted by Tenant to Landlord (“Tenant Deliverables”) at designated times prior to, during and immediately following the construction of the Improvements by Tenant, and Tenant hereby agrees to timely comply with all such Tenant Deliverable obligations. The Tenant Deliverables and related delivery deadlines are set forth in this Work Letter and in Schedule 1 attached to this Work Letter and incorporated herein by this reference. Notwithstanding any contrary provision of this Work Letter or Schedule 1 attached to this Work Letter, Tenant shall deliver to Landlord all Tenant Deliverables in a timely fashion as soon as each of the Tenant Deliverables are required pursuant to the timing set forth on Schedule 1 attached to this Work Letter.

Prior to the commencement of construction of the Improvements, Tenant shall deliver all of the Tenant Deliverables set forth in Section 1 of Schedule 1 attached to this Work Letter (i.e., the “Prior to Start of Construction” category of Tenant Deliverables) to Landlord. Certain of the Tenant Deliverables set forth in Section 1 of Schedule 1 attached to this Work Letter are further addressed with more specific provisions in this Work Letter.

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Prior to and during the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1    Monthly Disbursements. On or before the twentieth (20th) day of each calendar month, during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) to the extent applicable for the work completed, executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant, or directly to Contractor at Landlord’s sole discretion, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2    Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor, or directly to Contractor at Landlord’s sole discretion, shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord (a) paid invoices for all Improvements and related costs for which the Improvement Allowance is to be dispersed, (b) signed permits for all Improvements completed within the Premises, (c) properly executed unconditional mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Tenant’s contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Improvements, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iii) Architect

EXHIBIT B

delivers to Landlord a “Certificate of Substantial Completion”, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed, (iv) Tenant delivers to Landlord a “close-out package” in both paper and electronic forms (including, as-built drawings, and final record CADD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report); and (v) a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Premises.

2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

2.3    Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time. Removal requirements regarding the Improvements are addressed in Article 8 of this Lease.

2.4    Water Sensors. In connection with the construction of the Improvements pursuant to the terms of this Work Letter, Tenant shall, at Tenant’s sole cost and expense (which may be deducted from the Improvement Allowance in accordance with the provisions of Section 2.2 of this Work Letter), install Water Sensors (as more particularly contemplated by the terms of Section 29.35 of this Lease). The Water Sensors so installed by Tenant shall be subject to the terms and conditions set forth in Section 29.35 of this Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably and mutually agreed upon by Landlord and Tenant (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The Contractor (as that term is defined in Section 4.1 of this Work Letter) shall provide design-build services from qualified, Landlord-approved mechanical, electrical and plumbing contractors for the preparation of plans and engineering working drawings related to the Improvements. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building, provided that Tenant shall retain the subcontractors designated in Schedule 2 attached hereto for the fire alarm design and programming work (the “Fire Alarm Subcontractor”) and for building management systems (the “BMS Subcontractor”). Should Tenant choose to prepare fully engineered drawings in lieu of the design-build approach described above, then

EXHIBIT B

Tenant shall retain the Engineers to prepare all plans and engineering working drawings relating to the mechanical, electrical and plumbing work of the Improvements. The plans and drawings to be prepared by Architect, the design-build contractors (unless Tenant selects the fully engineered drawings approach described above), the Fire Alarm Subcontractor, the BMS Subcontractor and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Landlord hereby approves Gensler and Revel to be the Architect if Tenant selects them. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant’s design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers, the Fire Alarm Subcontractor, the BMS Subcontractor, the design-build contractors (unless Tenant selects the fully engineered drawings approach described above) and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect, the Fire Alarm Subcontractor, the BMS Subcontractor, the design-build contractors (unless Tenant selects the fully engineered drawings approach described above) and the Engineers to complete the architectural and

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engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within ten (10) days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect, in Landlord’s reasonable discretion. If Tenant is so advised, Tenant shall promptly revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its commercially reasonable discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all actual and reasonable direct architectural and/or engineering fees in connection therewith, which fees made be deducted from the Improvement Allowance.

3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant’s representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.

3.6    Removal of Improvements Determination. If, in connection with its submittal of plans and specifications for the Improvements in accordance with Section 3 of this Work Letter Agreement, (x) Tenant requests Landlord’s decision with regard to the removal of such Improvements, and (y) Landlord thereafter agrees in writing to waive any removal requirement with regard to such Improvements (or components thereof), then Tenant shall not be required to so remove such Improvements at the end of the term as otherwise required under Section 8.5 of the Lease; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within

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three (3) business days following Landlord’s receipt of such request from Tenant with respect to Improvements, fails to address the removal requirement with regard to such Improvements, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Improvements. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to remove or restore any of the Water Sensors or any of the Improvements that are reasonably deemed to be general office improvements.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1    Tenant’s Selection of Contractors.

4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and reasonably approved by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection. Landlord hereby approves Novo, Trubeck, Skyline, BCCI, GCI and Build Group as the Contractor if Tenant decides to select them.

4.1.2    Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. All of Tenant’s Agents retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

4.2    Construction of Improvements by Tenant’s Agents.

4.2.1    Construction Contract; Cost Budget. Tenant shall engage the Contractor under a Stipulated Sum Agreement (or Guaranteed Maximum Price Contract) accompanied by Landlord’s standard General Conditions (collectively, the “Contract”). Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Landlord may elect by written notice to Tenant the Construction Risk Alternative set forth below in connection with portion of the Improvement Allowance (i.e., the Suite 800 Improvement Allowance, the Suite 700 Improvement Allowance, the Suite 200 Improvement Allowance, the Suite 300 Improvement Allowance, the Suite 750 Improvement Allowance and the Suite 900 Improvement Allowance) in order that Landlord may satisfy its REIT related obligations with respect to timely recognizing revenue from this Lease (as determined by Landlord in its sole discretion), and in such

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case the provisions of the applicable Construction Risk Alternative shall automatically apply and be binding upon Tenant. The term “Construction Risk Alternative” means that Tenant shall bifurcate the Contract into two separate schedules of values, with one schedule of values (the “Landlord Contracted Improvement Allowance Schedule of Values”) including specific identifiable assets / trades equal to the initial Improvement Allowance, such that a sufficient portion of at least ninety percent (90%) of the initial Improvement Allowance (the “90% Threshold”) shall be incurred by the Lease Commencement Date, and with the other schedule of values (the “Tenant Contracted Improvement Work Schedule of Values”) covering the remaining tenant related work to construct the Improvements (the “Bifurcated Schedule of Values Alternative”). Tenant shall deliver both resulting schedule of values to Landlord within fifteen (15) days following Landlord’s notice to Tenant electing the Bifurcated Schedule of Values Alternative. In the event that Landlord elects the Bifurcated Schedule of Values Alternative, then notwithstanding any contrary provision of this Work Letter, at least ninety percent (90%) of the Improvement Allowance shall be used for the costs to design and construct the Improvements to be constructed pursuant to the Landlord Improvement Allowance Schedule of Values (the “Landlord Improvement Allowance Schedule of Values Improvements”). In no event shall Landlord be obligated to make disbursements from the Improvement Allowance for the Improvements to be constructed pursuant to the Tenant Contracted Improvement Work Schedule of Values (the “Tenant Contracted Work Improvements”) until disbursements have been made from the Improvement Allowance for all of the work to design and substantially complete the Landlord Improvement Allowance Schedule of Values Improvements. Subject to Section 4.2.5 below, Landlord shall notify Tenant of its election (“Landlord’s Construction Risk Notice”) of any Construction Risk Alternatives no later than seven (7) business days following Landlord’s receipt of the Schedule of Values and the Construction Schedule.

4.2.1.1    Subject to the Construction Risk Alternative, in connection with each of Landlord’s monthly disbursements of the Improvement Allowance, Tenant shall concurrently pay a percentage of each amount disbursed by Landlord to Tenant under this Work Letter or otherwise disbursed under this Work Letter directly to the appropriate person or entity, which percentage shall be equal to the amount of the Over-Allowance Amount (as defined below) divided by the amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Improvement Allowance. For purposes hereof, the “Over-Allowance Amount” shall be equal to the difference, if any, between the amount of the Final Costs and the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements). In the event that, after the Final Costs have been delivered by Tenant to Landlord, any revisions, changes or substitutions shall be made to the Final Working Drawings or the Improvements, or the costs relating to the design and construction of the Improvements shall change, the above amounts shall be adjusted as equitable to reflect any additional or reduced costs which arise in connection therewith. In the event that Tenant fails to timely pay the Over-Allowance Amount as provided in this Section 4.2.1.1, then Landlord may, at its option, cause the cessation of work in the Premises until Tenant makes payment of the applicable portion of the Over-Allowance Amount then due (and such failure to pay such payment shall be treated as a Tenant default in accordance with the terms and conditions of Section 5.4 below). Tenant shall provide Landlord with updated construction schedules

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and budgets on a regular basis during the course of construction of the Improvements, and in any event within twenty (20) days after request by Landlord. In connection with any Over-Allowance payments made by Tenant pursuant to this Section 4.2.1.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2    Tenant’s Agents.

4.2.2.1    Landlord’s General Conditions for Tenant’s Agents and Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) one and one-half percent (1.5%), and (ii) the sum of the total “hard costs” of the Improvements (but in no event greater than $193,296.00 (i.e., $1.00 per rentable square foot of the Premises)), which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.

4.2.2.2    Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Landlord’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof to the extent it is available. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or

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disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any non-exclusive assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4    Insurance Requirements.

4.2.2.4.1    General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.2    Special Coverages. Tenant or its Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents which are major subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $2,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter.

EXHIBIT B

4.2.3    Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times (and in connection therewith use commercially reasonable efforts to minimize interference with the construction of the Improvements), provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5    Meetings. Commencing one (1) month prior to delivery of the Premises, Tenant shall hold bi-monthly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably and mutually agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings

EXHIBIT B

during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated Joe Drucker as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter until otherwise notified in writing by Tenant.

5.2    Landlord’s Representative. Landlord has designated Rich Ambidge and Scott Halfwassen as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord, provided that the time period for such approval shall be reduced by 2 days.

5.4    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease beyond any applicable notice and cure period or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT B

SCHEDULE 1

1.	Prior to Start of Construction

1.1.	Approved and permitted Construction Drawings.

1.2.	Approved subcontractors list.

1.3.	Copies of all executed Contracts with Contractor.

1.4.	Construction Schedule.

1.5.	Copies of Permits for Improvements.

1.6.	Preliminary Budget and the budget with Final Costs, including a schedule of values for all hard construction costs.

2.	Ongoing During Construction

2.1.	Budget and Construction Schedule revisions as they occur.

2.2.	Change orders as they occur.

2.3.	Construction Drawings revisions as they occur.

2.4.	Monthly applications of payment with reciprocal releases when received.

2.5.	Monthly Architect’s field report or equivalent.

2.6.	Monthly 4-week look ahead schedule.

2.7.	Weekly meeting minutes.

2.8.	Permit sign off card when received.

2.9.	Temporary certificate of occupancy/certificate of occupancy when received.

3.	Prior to Release of Any Funds Related to Hard Costs

3.1.	Final Space Plans approved by both parties.

3.2.	Construction Drawings approved by both parties.

3.3.	Project budget

3.4.	Project schedule.

3.5.	Pay applications as above.

4.	Prior to Release of Final Payment

4.1.	Signed off inspection card or equivalent temporary certificate of occupancy.

4.2.	Architect’s Certificate of Substantial Completion.

4.3.	Final Contractor pay application indicating 100% complete, 90% previously paid.

4.4.	Physical inspection of the Premises by Landlord inspection team.

4.5.	Unconditional mechanic’s lien releases.

4.6.	Final as-builts.

4.7.	Final subcontractors list.

4.8.	Warranties and guarantees.

4.9.	CAD files.

4.10.	Temporary certificate of occupancy/certificate of occupancy

SCHEDULE 1

SCHEDULE 2

(Required Subcontractor)

1.	PAFA (Pacific Auxiliary Fire Alarm Company) — to perform fire alarm design and programming work.

2.	Syserco - building management systems subcontractor.

SCHEDULE 2

EXHIBIT C

303 SECOND STREET

NOTICE OF LEASE TERM DATES

To:

Re:

Office Lease dated             , 20     (the “Lease”), by and between                     , a                      (“Landlord”), and                     , a                      (“Tenant”), for                      rentable square feet of space commonly known as Suite                      (the “Premises”), located on the                      (                    ) floor of that certain office building located at                     ,                     ,                      (the “Building”).

Dear                     :

Notwithstanding any provision to the contrary contained in the Lease, this letter is to confirm and agree upon the following:

1.	Tenant has accepted the above-referenced Premises as being delivered in accordance with the Lease, and there is no deficiency in construction.

2.	The Lease Term shall commence on or has commenced on for a term of ending on .

3.	Rent commenced to accrue on , in the amount of .

4.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Your rent checks should be made payable to at .

6.	The rentable square feet of the Premises are and , respectively.

7.	Tenant’s Share of Direct Expenses with respect to the Premises is % of the Project.

8.

Capitalized terms used herein that are defined in the Lease shall have the same meaning when used herein. Tenant confirms that the Lease has not been modified or altered except as set forth herein, and the Lease is in full force and effect. Landlord and Tenant acknowledge and agree that to each party’s actual knowledge, neither party is in default or violation of any covenant, provision, obligation, agreement or condition in the Lease.

EXHIBIT C

If the provisions of this letter correctly set forth our understanding, please so acknowledge by signing at the place provided below on the enclosed copy of this letter and returning the same to Landlord.

The parties hereto consent and agree that this letter may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this letter using electronic signature technology, by clicking “SIGN”, such party is signing this letter electronically, and (2) the electronic signatures appearing on this letter shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

“Landlord”:

a

By:
Name:
Its:

By:
Name:
Its:

Agreed to and Accepted

as of             , 20    .

“Tenant”:

a

By:
Name:
Its:

By:
Name:
Its:

EXHIBIT C

EXHIBIT D

303 SECOND STREET

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.    Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Ten keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2.    All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3.    Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the San Francisco, California area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.    No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled

EXHIBIT D

with Landlord and done only at such time and in such manner as Landlord reasonably designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5.    No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6.    The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7.    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9.    Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent.

10.    Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11.    Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any hazardous material or substance used or kept on the Premises.

12.    Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

EXHIBIT D

13.    Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14.    Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals (other than service dogs to the extent required by Applicable Laws), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15.    No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

16.    The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17.    Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.    Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19.    Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.

20.    Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and

EXHIBIT D

garbage in San Francisco, California without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

21.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22.    Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23.    No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense. Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises. Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24.    The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

25.    Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26.    Tenant must comply with applicable “NO-SMOKING” ordinances and all related, similar or successor ordinances, rules, regulations or codes. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles. No cigarettes shall

EXHIBIT D

be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ashtrays. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200’) of the main entrance of the Building or the main entrance of any of the adjacent buildings, or (z) within seventy-five feet (75’) of any other entryways into, the Building.

27.    Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28.    All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29.    Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30.    No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31.    No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

32.    Tenant shall not purchase janitorial services from any company or persons not reasonably approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.

33.    Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

EXHIBIT D

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

EXHIBIT E

303 SECOND STREET

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of             , 20     by and between                      as Landlord, and the undersigned as Tenant, for Premises on the                      floor(s) of the office building located at                     ,                     , California                     , certifies as follows:

1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                     , and the Lease Term expires on                     , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.    Base Rent became payable on                     .

4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                     . The current monthly installment of Base Rent is $        .

7.    To Tenant’s knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

8.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

EXHIBIT E

9.    To Tenant’s knowledge, as of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

10.    If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

11.    There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

12.    Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous materials or substances in the Premises.

13.    To the undersigned’s knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                      on the      day of             , 20    .

“Tenant”:

a

By:
Its:

By:
Its:

EXHIBIT E

EXHIBIT F

303 SECOND STREET

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

ALLEN MATKINS LECK GAMBLE

MALLORY & NATSIS LLP

1901 Avenue of the Stars, 18th Floor

Los Angeles, California 90067

RECOGNITION OF COVENANTS,

CONDITIONS, AND RESTRICTIONS

This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the      day of             , 20     , by and between                      (“Landlord”), and                      (“Tenant”), with reference to the following facts:

A.    Landlord and Tenant entered into that certain Office Lease dated             , 20      (the “Lease”). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “Premises”) located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B.    The Premises is located in an office building located on real property which is part of an area owned by Landlord containing approximately                      (                    ) acres of real property located in the City of                     , California (the “Project”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

C.    Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the “Declaration”), dated                     , 20    , in connection with the Project.

D.    Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,

1.    Tenant’s Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.

EXHIBIT F

2.    Miscellaneous.

2.1    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2    This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

2.3    This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4    This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

2.5    In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys’ fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6    All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

2.7    If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different from those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

2.8    Time is of the essence of this Agreement.

2.9    The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

2.10    As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

EXHIBIT F

SIGNATURE PAGE OF RECOGNITION OF

COVENANTS, CONDITIONS AND RESTRICTIONS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”:

a

By:
Its:

“Tenant”:

a

By:
Its:

By:
Its:

EXHIBIT F

EXHIBIT G

303 SECOND STREET

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

FAX NO. [( ) - ] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]

DATE OF ISSUE:

BENEFICIARY: [Confirm Beneficiary Name] Kilroy Realty 303, LLC c/o Kilroy Realty Corporation 12200 West Olympic Boulevard, Suite 200 Los Angeles, California 90064 Attention: Legal Department	APPLICANT: [Insert Applicant Name And Address]
LETTER OF CREDIT NO.

EXPIRATION DATE: AT OUR COUNTERS	AMOUNT AVAILABLE: USD [Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.      IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant’s Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON (Expiration Date) AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1.    THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

EXHIBIT G

2.    BENEFICIARY’S SIGNED STATEMENT PURPORTEDLY SIGNED BY AN AUTHORIZED REPRESENTATIVE OF [Insert Landlord’s Name], A [Insert Entity Type] (“LANDLORD”) STATING THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD                      IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]’S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO.      AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST SIXTY (60) DAYS PRIOR TO THE PRESENT EXPIRATION DATE.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.      AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.      AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.”

EXHIBIT G

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO.      AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT’S ACCOUNT.

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF                      (95 days from the Lease Expiration Date).

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE (“TRANSFEREE”), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST) AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY

EXHIBIT G

MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT). IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY’S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE’S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: “DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO.     .

WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time — (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time — (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, “BUSINESS DAY” SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.

PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON OR PRIOR TO THE THEN CURRENT EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number - (                    )             -            ], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number - (                    )             -            ] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER. WE AGREE TO NOTIFY YOU IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

EXHIBIT G

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, (Expiration Date).

IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A DUPLICATE ORIGINAL HEREOF UPON RECEIPT OF A WRITTEN REQUEST FROM YOU AND A CERTIFICATION BY YOU (PURPORTEDLY SIGNED BY YOUR AUTHORIZED REPRESENTATIVE) OF THE LOSS, THEFT, MUTILATION, OR OTHER DESTRUCTION OF THE ORIGINAL HEREOF.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE “INTERNATIONAL STANDBY PRACTICES” (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

Very truly yours,

(Name of Issuing Bank)

By:

EXHIBIT G

EXHIBIT H

303 SECOND STREET

MARKET RENT DETERMINATION FACTORS

When determining Market Rent, the following rules and instructions shall be followed.

1.    RELEVANT FACTORS. The “Market Rent,” as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit H) of the “Net Equivalent Lease Rates,” of the “Comparable Transactions” (as that term is defined below). The Market Rent, as used in this Lease, shall be equal to the annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the Option Term, provided that timing adjustments shall be made to reflect any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage containing a square footage of no less than 100,000 rentable square feet for a term of five (5) to fifteen (15) years (or with respect to the First Offer Space, a term that is comparable to the First Offer Term and to the extent that the Comparable Transactions have a different lease term from the First Offer Term, then an appropriate adjustment shall be made), in an arm’s-length transaction, which comparable space is located in “Comparable Buildings” (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”). The terms of the Comparable Transactions shall be calculated as a “Net Equivalent Lease Rate” pursuant to the terms of this Exhibit H, and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) any “Renewal Allowance,” as defined herein below, to be provided by Landlord in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, (vi) consideration of the quality of the Common Areas and the level of control and usage rights of Common Areas (such as the Roof Decks), and (vii) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to (A) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or (B) any commission paid or not paid in connection with such Comparable Transaction (unless and to the extent any particular commission in connection with any particular Comparable Transaction is known and

EXHIBIT H

evidenced by reasonable supporting documentation). The Market Rent shall include adjustment of the stated size of the Premises based upon the standards of measurement utilized in the Comparable Transactions; provided, however, the size of the Premises shall, notwithstanding the foregoing, be at least equal to the square footages set forth in this Lease. For purposes of the foregoing and this Exhibit H, in connection with a determination of the Market Rent for the First Offer Space, all references herein to “Option Term” and “Premises” shall be deleted and replaced with “First Offer Term” and “First Offer Space,” respectively.

2.    TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as an enhanced security deposit, a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant’s prior performance history during the Lease Term).

3.    RENEWAL IMPROVEMENT ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit H, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises, (the total dollar value of such allowance shall be referred to herein as the “Renewal Allowance”), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and, as set forth in Section 5, below, of this Exhibit H, the rental rate component of the Market Rent shall take into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.

4.    COMPARABLE BUILDINGS. For purposes of this Lease, the term “Comparable Buildings” shall mean first-class multi-tenant occupancy office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the “Comparable Area,” which is the “South Financial District” and “South of Market” submarkets on the South side of Market Street in San Francisco.

5.    METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to “adjust” the objective data from each of the Comparable Transactions. By taking this approach, a “Net Equivalent Lease Rate” for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an “apples to apples” comparison of the Comparable Transactions.

EXHIBIT H

5.1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3    The resultant net cash flow from the lease should then be discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.

5.4    From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5    The net present value should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms).

6.    USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a “NNN” lease rate applicable to each year of the Option Term.

An example of the application of the process set forth in this Exhibit H to arrive at the Market Rent is attached hereto as Schedule 1.

EXHIBIT H

SCHEDULE 1 TO EXHIBIT H

303 SECOND STREET

DETERMINATION OF MARKET RENT — EXAMPLE

As an example of the determination of the Market Rent, assume that there is a 10,000 rentable square foot Comparable Transaction with a five (5) year term, Base Rent of $75.00 per rentable square foot with One Dollar ($1) annual increases, an improvement allowance of $25.00 per rentable square foot, three (3) months of free rent, and Operating Expenses and Tax Expenses of $12.00 per rentable square foot. Based on the foregoing, the Net Equivalent Lease Rate analysis would be as follows.

1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly over the lease term. See Column 2 in the attached spreadsheet.

2.    From this figure, the initial lease year operating expenses (from gross leases) should be deducted, leaving a net lease rate over the lease term. See Column 3 in the attached spreadsheet.

3.    This results in the net rent received by each landlord under the Comparable Transactions being expressly as a monthly net rent payment. See Column 4 in the attached spreadsheet.

4.    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term. See the amounts set forth in months 1, 2 and 3 of Column 2 in the attached spreadsheet.

5.    The resultant net cash flow from the lease should be then discounted (using an eight percent (8%) annual discount rate) to the lease commencement date, resulting in a net present value estimate. The net present value of the amounts set forth in Column 4 of the attached spreadsheet is $2,479,851.66.

6.    From the net present value, up-front inducements (improvement allowances and other concessions) should be deducted. These items should be deducted directly, on a “dollar for dollar” basis, without discounting, since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt. The net present value amount set forth in number 5, above, less the improvement allowance, is $2,229,851.66.

7.    The net present value should then amortized back over the lease term as a level monthly net rent payment using the same annual discount rate of eight percent (8%) used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the “Net Equivalent Lease Rate” (or constant equivalent in general financial terms). The net present value amount set forth in number 6, above, amortized back over the term at eight percent (8%) results in a net monthly rent payment of $45,213.35.

SCHEDULE 1 TO

EXHIBIT H

8.    The net monthly rent payment set forth in number 7 above must then be converted to a rentable square foot number by dividing the amount by the rentable square footage of the space (i.e., 10,000 rentable square feet). This results in a net monthly rent payment per rentable square foot of $4.52.

9.    The net monthly rent payment per rentable square foot must then be multiplied by the rentable square footage of the Premises (for purposes of this example, assume the rentable square footage of the Premises is 10,000 rentable square feet), resulting in a net monthly rent payment for the Premises during the applicable Term of Forty-Five Thousand Two Hundred and 00/100 Dollars ($45,200.00).

SCHEDULE 1

EXHIBIT H

SCHEDULE 2 TO EXHIBIT H

303 SECOND STREET

DETERMINATION OF MARKET RENT - EXAMPLE

Premises (RSF)	10,000
Initial Annual Rental Rate per RSF	$75.00
Annual Escalation	$12.00
Abatement (months)	3
Improvement Allowance per rsf	$25.00

Period	Monthly Base Rent	Monthly Operating Expenses	Monthly Net Rent Payment
1	$—	$10,000.00	$(10,000.00)
2	$—	$10,000.00	$(10,000.00)
3	$—	$10,000.00	$(10,000.00)
4	$62,500.00	$10,000.00	$52,500.00
5	$62,500.00	$10,000.00	$52,500.00
6	$62,500.00	$10,000.00	$52,500.00
7	$62,500.00	$10,000.00	$52,500.00
8	$62,500.00	$10,000.00	$52,500.00
9	$62,500.00	$10,000.00	$52,500.00
10	$62,500.00	$10,000.00	$52,500.00
11	$62,500.00	$10,000.00	$52,500.00
12	$62,500.00	$10,000.00	$52,500.00
13	$63,333.33	$10,000.00	$53,333.33
14	$63,333.33	$10,000.00	$53,333.33
15	$63,333.33	$10,000.00	$53,333.33
16	$63,333.33	$10,000.00	$53,333.33
17	$63,333.33	$10,000.00	$53,333.33
18	$63,333.33	$10,000.00	$53,333.33
19	$63,333.33	$10,000.00	$53,333.33
20	$63,333.33	$10,000.00	$53,333.33
21	$63,333.33	$10,000.00	$53,333.33
22	$63,333.33	$10,000.00	$53,333.33
23	$63,333.33	$10,000.00	$53,333.33
24	$63,333.33	$10,000.00	$53,333.33
25	$64,166.67	$10,000.00	$54,166.67
26	$64,166.67	$10,000.00	$54,166.67
27	$64,166.67	$10,000.00	$54,166.67
28	$64,166.67	$10,000.00	$54,166.67
29	$64,166.67	$10,000.00	$54,166.67
30	$64,166.67	$10,000.00	$54,166.67
31	$64,166.67	$10,000.00	$54,166.67

SCHEDULE 2 TO

EXHIBIT H

32	$64,166.67	$10,000.00	$54,166.67
33	$64,166.67	$10,000.00	$54,166.67
34	$64,166.67	$10,000.00	$54,166.67
35	$64,166.67	$10,000.00	$54,166.67
36	$64,166.67	$10,000.00	$54,166.67
37	$65,000.00	$10,000.00	$55,000.00
38	$65,000.00	$10,000.00	$55,000.00
39	$65,000.00	$10,000.00	$55,000.00
40	$65,000.00	$10,000.00	$55,000.00
41	$65,000.00	$10,000.00	$55,000.00
42	$65,000.00	$10,000.00	$55,000.00
43	$65,000.00	$10,000.00	$55,000.00
44	$65,000.00	$10,000.00	$55,000.00
45	$65,000.00	$10,000.00	$55,000.00
46	$65,000.00	$10,000.00	$55,000.00
47	$65,000.00	$10,000.00	$55,000.00
48	$65,000.00	$10,000.00	$55,000.00
49	$65,833.33	$10,000.00	$55,833.33
50	$65,833.33	$10,000.00	$55,833.33
51	$65,833.33	$10,000.00	$55,833.33
52	$65,833.33	$10,000.00	$55,833.33
53	$65,833.33	$10,000.00	$55,833.33
54	$65,833.33	$10,000.00	$55,833.33
55	$65,833.33	$10,000.00	$55,833.33
56	$65,833.33	$10,000.00	$55,833.33
57	$65,833.33	$10,000.00	$55,833.33
58	$65,833.33	$10,000.00	$55,833.33
59	$65,833.33	$10,000.00	$55,833.33
60	$65,833.33	$10,000.00	$55,833.33

Net Present Value @ 8%			$2,479,851.66
Up-front inducements (Improvements & Other)			$250,000.00

Net Present Value net of inducements			$2,229,851.66

Monthly Amortization @ 8%			$45,213.35

Net Monthly Rent Payment per rentable square foot			$4.52
Rentable Square Footage of Premises			10,000

Net Monthly Rent Payment for the Premises during the applicable Term			$45,200.00

SCHEDULE 2

EXHIBIT H

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is made and entered into as of July 30, 2019, by and between KILROY REALTY 303, LLC, a Delaware limited liability company (“Landlord”), and DOORDASH, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A.    Landlord and Tenant entered into that certain Office Lease dated October 18, 2018 (the “Office Lease”), as amended by that certain Letter Agreement regarding Rooftop Condensing Unit dated May 23, 2019 (the “Letter Agreement”) (collectively, the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 193,296 rentable square feet (the “Existing Premises”), commonly known as Suites 200, 300, 700, 750, 800, and 900 in the South Tower of that certain building (the “Building”) located at 303 Second Street, San Francisco, California 94107.

B.    Landlord and Tenant desire (i) to expand the Existing Premises to include that certain space consisting of 44,961 rentable square feet of space (which includes 44,261 rentable square feet of office space and 700 rentable square feet of deck space) (the “Expansion Premises”), on the sixth (6th) floor of the South Tower of the Building and commonly known as Suite 600, as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.    Modification of Premises. Commencing on the date (the “Expansion Commencement Date”) that is one hundred fifty (150) days following the date Landlord delivers possession of the Expansion Premises to Tenant, and continuing thereafter through the Lease Expiration Date, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Landlord anticipates delivering possession of the Expansion Premises to Tenant on November 1, 2019 (the “Expected Delivery Date”), subject to the existing tenant, “Hired”, and the existing subtenant, “Hinge” (as such terms are defined in Section 12 below) thereof timely vacating and surrendering the Expansion Premises to Landlord; provided, however, that Landlord shall not deliver the Expansion Premises to Tenant prior to November 1, 2019 without Tenant’s prior written consent.. If Landlord is unable for any reason to deliver possession of the Expansion Premises to Tenant on any specific date, then Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this First Amendment or the obligations of Tenant hereunder. Effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. The addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 238,257 rentable square feet. The Existing Premises and the Expansion Premises shall, effective as of the Expansion Commencement Date, collectively be referred to as the “Premises”. The period of time commencing on the Expansion Commencement Date, and terminating on the Lease Expiration Date shall be referred to herein as the “Expansion Term.” For purposes of this First Amendment, the term “Expansion Term Lease Year” shall mean each consecutive twelve (12) calendar month period during the Expansion Term; provided, however, that the first Expansion Term Lease Year shall commence on the Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Expansion Commencement Date occurs (or if the Expansion Commencement Date is the first day of a calendar month, then the first Expansion Term Lease Year shall commence on the Expansion Commencement Date and end on the day immediately preceding the first anniversary of the Expansion Commencement Date), and the second and each succeeding Expansion Term Lease Year shall commence on the first day of the next calendar month; and further provided that the last Expansion Term Lease Year shall end on the Lease Expiration Date. Notwithstanding anything contained herein to the contrary, if any portion of the Expansion Premises is not delivered to Tenant on or before the date that is one hundred twenty (120) days following the Expected Delivery Date (such date, the “Outside Expansion Delivery Date”), then Tenant shall be entitled to receive a day-for-day abatement of Base Rent (in addition to any other Base Rent abatement provided in this First Amendment, and such additional day-for-day abatement of Base Rent shall be applied to the Base Rent first coming due after the expiration of the “Expansion Base Rent Abatement Period,” as defined in Section 5.2.2 below) otherwise due for the portion of the Expansion Premises not delivered for the number of days that occur in the “Delayed Expansion Delivery Period,” as that term is defined below. For purposes of this First Amendment, the “Delayed Expansion Delivery Period” shall mean the period commencing on the day that occurs immediately following the Outside Expansion Delivery Date and continuing until the date upon which the applicable portion of the Expansion Premises is delivered to Tenant. Notwithstanding anything contained herein to the contrary, if any portion of the Expansion Premises is not delivered to Tenant on or before the date that is two hundred seventy (270) days following the Expected Delivery Date (such date, the “Expansion Termination Outside Date”), then Tenant shall have the right to deliver a written notice to Landlord (the “Expansion Termination Notice”) electing to terminate this First Amendment in its entirety effective upon the date occurring five (5) business days following receipt by Landlord of the Expansion Termination Notice (the “Effective Expansion Termination Date”). If Tenant timely delivers such Expansion Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Effective Expansion Termination Date for a period ending thirty (30) days after the Expansion Termination Outside Date by delivering written notice to Tenant prior to the Effective Expansion Termination Date stating that, in Landlord’s reasonable, good faith judgment, the applicable portion of the Expansion Premises will be delivered to Tenant within thirty (30) days after the Expansion

Termination Outside Date. If the applicable portion of the Expansion Premises is delivered to Tenant within such thirty (30) day suspension period, then the Expansion Termination Notice shall be of no force or effect, but if the applicable portion of the Expansion Premises is not delivered to Tenant within such thirty (30) day suspension period, then this First Amendment shall terminate in its entirety and be of no further force or effect upon the expiration of such thirty (30) day suspension period. In the event that this First Amendment is terminated pursuant to this Section 2, then Landlord shall promptly refund to Tenant any prepaid Rent paid by Tenant to Landlord for the Expansion Premises and Tenant shall have the right to have the “L-C Amendment,” as defined in Section 11 below, rescinded or cancelled and Landlord shall promptly cooperate to effectuate such rescission or cancellation (in which event the “Existing L-C” shall remain in full force and effect in the “Existing L-C Amount” (as such terms are defined in Section 11 below).

3.    Modification of Rooftop Decks. Commencing as of the date Landlord delivers possession of the entire Expansion Premises to Tenant (the “Expansion Delivery Date”), Tenant shall have an exclusive license commencing on such Expansion Delivery Date and continuing through and including the Lease Expiration Date to use that certain rooftop deck adjacent to and accessible from the office space portion of the Expansion Premises (the “Suite 600 Deck”) as more particularly shown on Exhibit A attached hereto, subject to the terms and conditions of the Office Lease. Effective as of the Expansion Delivery Date, the Suite 600 Deck shall be considered part of the “Rooftop Decks” (as defined in Section 1.1.4 of the Office Lease).

4.    Beneficial Occupancy. Tenant shall have the right to occupy the Expansion Premises for the conduct of Tenant’s business prior to the Expansion Commencement Date, provided that (i) Tenant shall give Landlord at least five (5) days’ prior notice of any such occupancy of the Expansion Premises, (ii) a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent shall have been issued by the appropriate governmental authorities for the Expansion Premises, and (iii) all of the terms and conditions of the Lease, as amended, shall apply, other than Tenant’s obligation to pay Base Rent and Tenant’s Share of Direct Expenses attributable to the Expansion Premises, as though the Expansion Commencement Date had occurred (although the Expansion Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 2, above) upon such occupancy of the Expansion Premises by Tenant. Notwithstanding the foregoing, Tenant shall also be obligated to pay for electricity, janitorial, and other similar expenses associated with Tenant’s early occupancy of the Expansion Premises for the conduct of Tenant’s business.

5.    Base Rent.

5.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease, as hereby amended, Tenant shall continue to be obligated to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.

5.2.    Expansion Premises.

5.2.1    In General. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Expansion Term Lease Year	Annual Base Rent**		Monthly Installment of Base Rent**		Annual Rental Rate per Rentable Square Foot**
Expansion Commencement Date –
Expansion Lease Year 1*	$3,911,607.00	*	$325,967.25	*	$87.00
Expansion Lease Year 2	$4,028,955.21		$335,746.27		$89.61	***
Expansion Lease Year 3	$4,149,823.87		$345,818.66		$92.30	***
Expansion Lease Year 4	$4,274,318.59		$356,193.22		$95.07	***
Expansion Lease Year 5	$4,402,548.15		$366,879.01		$97.92	***
Expansion Lease Year 6	$4,534,624.59		$377,885.38		$100.86	***
Expansion Lease Year 7	$4,670,663.33		$389,221.94		$103.88	***
Expansion Lease Year 8	$4,810,783.23		$400,898.60		$107.00	***
Expansion Lease Year 9	$4,955,106.73		$412,925.56		$110.21	***
Expansion Lease Year 10	$5,103,759.93		$425,313.33		$113.52	***
Expansion Lease Year 11	$5,256,872.73		$438,072.73		$116.92	***
Expansion Lease Year 12 – Lease Expiration Date	$5,414,578.91		$451,214.91		$120.43	***

*

Subject to the terms set forth in Section 5.2.2 below, the monthly installments of Base Rent for the Expansion Premises attributable to the initial four (4) months of the Expansion Term shall be abated.

**

The initial Annual Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Expansion Premises, and the initial Monthly Installment of Base Rent amount was calculated by dividing the initial Annual Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Expansion Term commencing on the first (1st) day of Expansion Lease Year 2, the calculation of each Annual Base Rent amount reflects an annual increase of three percent (3%) and each Monthly Installment of Base Rent amount was calculated by dividing the corresponding Annual Base Rent amount by twelve (12).
***	The amounts identified in the column entitled “Annual Rental Rate per Rentable Square Foot” are rounded amounts and are provided for informational purposes only.

Concurrently with Tenant’s execution of this First Amendment, Tenant shall pay to Landlord the monthly installment of Base Rent payable for the Expansion Premises for the fifth (5th) full month of the Expansion Term.

5.2.2    Base Rent Abatement. Provided that no event of default beyond any applicable notice and cure period is occurring during the four (4) month period commencing on the first (1st) day of the first (1st) full calendar month following the Expansion Commencement Date and ending on the last day of the fourth (4th) full calendar month following the Expansion Commencement Date (the “Expansion Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Expansion Premises during such Expansion Base Rent Abatement Period (the “Expansion Base Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Expansion Base Rent Abatement equals $1,303,869.00 (i.e., $325,967.25 per month). Tenant acknowledges and agrees that during such Expansion Base Rent Abatement Period, such abatement of Base Rent for the Expansion Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of the Lease, as amended, which increases shall be calculated without regard to such Expansion Base Rent Abatement. Additionally, Tenant shall be obligated to pay all Base Rent and Additional Rent for the Existing Premises (subject to the terms of the Lease), and all Additional Rent for the Expansion Premises, during the Expansion Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Expansion Base Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under the Lease, as amended. If Tenant shall be in economic or material non-economic default under the Lease, as amended, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, as amended, or if the Lease, as amended, is terminated for any reason other than Landlord’s breach of the Lease, as amended, casualty or condemnation, then the dollar amount of the unapplied portion of the Expansion Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the Expansion Premises in full. The foregoing Expansion Base Rent Abatement right set forth in this Section 5.2.2 shall be personal to the Original Tenant or its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in the Lease, as amended) is the Tenant under the Lease, as amended, during such Expansion Base Rent Abatement Period.

6.    Tenant’s Share of Direct Expenses.

6.1.    Existing Premises. Tenant shall continue to be obligated to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.

6.2.    Expansion Premises. Notwithstanding any contrary provision contained in the Lease, effective as of the Expansion Commencement Date, and continuing throughout the Expansion Term, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises which arise or accrue during such period in accordance with the terms of the Lease; provided however, that (i) Tenant’s Share shall equal 5.8024% with respect to the Expansion Premises, and (ii) the Base Year with respect to the Expansion Premises shall be the calendar year 2020.

7.    Condition of Premises. Except as specifically set forth in Exhibit B attached to this First Amendment (the “Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and as of the Expansion Commencement Date, Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Expansion Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant’s business.

8.    Deletions. Section 1.3 of the Office Lease and Exhibit A-1 attached to the Office Lease are hereby deleted in their entirety and of no further force or effect.

9.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Jones Lang LaSalle and Cushman & Wakefield (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers. The terms of this Section 9 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

10.    Parking. Commencing as of the Expansion Delivery Date and continuing through and including the Lease Expiration Date, Tenant shall have the right to rent, on a monthly basis, up to twenty-two (22) unreserved parking passes (i.e., 1 unreserved parking pass for every 2,000 rentable square feet of the Expansion Premises) with respect to the Expansion Premises, subject to and in accordance with the terms and conditions of Article 28 the Office Lease, including, without limitation, that Tenant shall pay the prevailing rate charged from time to time at the location of such parking passes. The prevailing rate for such parking passes is currently $330.00 per unreserved parking pass per month.

11.    Letter of Credit. Landlord is currently in possession of the L-C previously issued by Silicon Valley Bank, No. SVBSF013278 (the “Existing L-C”), in the amount of $17,953,332.00 (the “Existing L-C Amount”) in connection with the Lease. Notwithstanding any contrary provision of the Lease, the Existing L-C Amount shall be increased by $2,137,159.00 (the “Expansion L-C Amount”), and the new aggregate L-C Amount under the Lease, as amended, shall equal $20,090,491.00. Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this First Amendment, a certificate of amendment to the Existing L-C (the “L-C Amendment”) increasing the amount of the Existing L-C to the new L-C Amount set forth hereinabove (i.e., $20,090,491.00), conforming in all material respects to the requirements of Article 21 of the Office Lease and in a form reasonably acceptable to Landlord. Further notwithstanding any contrary provision of the Lease, the following provisions shall apply to Article 21 of the Office Lease:

(i) The amount of “$4,488,333.00” in Section 21.9.1 of the Office Lease is hereby changed to “$5,022,622.70”;

(ii) The L-C Burn Down Amount of “$1,496,111.00” in Section 21.9.2 of the Office Lease is hereby changed to “$1,674,207.58”; and

(iii) Item (c) in Section 21.9.2 of the Office Lease is hereby deleted and replaced with the following: “(c) Tenant has $100,000,000.00 of unrestricted cash on Tenant’s balance sheet as of the applicable Reduction Date, then the L-C Burn Down Amount for the applicable Reduction Date only shall be increased to $5,022,622.70, provided all subsequent reductions shall be in the amount of $1,674,207.58.”

12.    Subleases. Notwithstanding any contrary provision in the Lease, Landlord shall have no recapture right, as set forth in Section 14.4 of the Office Lease, with respect to Tenant’s sublease of all or a portion of either (i) the Expansion Premises, or (ii) the portion of the Existing Premises on the third (3rd) floor of the South Tower of the Building, for a term no greater than five (5) years from the commencement date thereof, inclusive of any renewal options granted in any such sublease, provided that such sublease(s) are scheduled to commence within twelve (12) months following the date of Landlord’s delivery of the Expansion Premises to Tenant. Additionally, Landlord hereby consents to a sublease by Tenant to Hired, Inc., a Delaware corporation (“Hired”) and/or Hinge Health, Inc., a Delaware corporation (“Hinge”), provided that (subject to the first sentence of this Section 12) all of the terms of Article 14 of the Office Lease shall apply to any such sublease, other than item (iv) of the second sentence of Section 14.1 and Sections 14.2.14.2.3, 14.2.4, and 14.2.7 of the Office Lease. In the event that Tenant executes a sublease with either Hired and/or Hinge which is scheduled to commence upon or following the date of Landlord’s delivery of the Expansion Premises to Tenant then the following shall apply: (A) Landlord shall have no obligation to cause Hired or Hinge to vacate and surrender the Expansion Premises prior to Landlord’s delivery thereof to Tenant, (B) Tenant shall accept Landlord’s delivery of the Expansion Premises with Hired and Hinge in occupancy at that time, and (C) Landlord shall have no liability to Tenant with respect to Hired and Hinge’s continued occupancy of the Expansion Premises.

13.    Required Improvements and Alterations in the Expansion Premises. Additionally, notwithstanding anything to the contrary herein or in the Work Letter, in the event

Tenant elects to use the Improvement Allowance (as defined in Section 2.1 of the Work Letter) towards Improvements (as defined in Section 2.1 of the Work Letter) for portions of the Premises other than the Expansion Premises, then Tenant shall be required to subsequently perform and complete improvements or Alterations in the Expansion Premises no later than the sixth (6th) anniversary of the Expansion Commencement Date for which Tenant shall be required to spend a minimum of Seventy-Five and 00/100 Dollars ($75.00) per rentable square foot of the Expansion Premises in the aggregate, taking into account the amounts spent for any initial Improvements to the Expansion Premises which are paid for with the Improvement Allowance. In the event Tenant fails to spend at least Seventy-Five and 00/100 Dollars ($75.00) per rentable square foot of the Expansion Premises in the aggregate on improvements or Alterations in the Expansion Premises on or prior to the sixth (6th) anniversary of the Expansion Commencement Date, then Tenant shall immediately pay to Landlord an amount equal to the difference between (i) an amount equal to Seventy-Five and 00/100 Dollars ($75.00) per rentable square foot multiplied by the rentable square feet of the Expansion Premises and (ii) the amount Tenant actually expended on such improvements or Alterations in the Expansion Premises, together with interest on such amount at a rate equal to eight percent (8%) per annum for the period commencing on the date that is one (1) year following the date of Landlord’s delivery of the Expansion Premises to Tenant and ending on the date of the sixth (6th) anniversary of the Expansion Commencement Date.

14.    California Required Disclosures. Landlord and Tenant hereby acknowledge that neither the Premises (including the Expansion Premises) nor the Building have undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises (including the Expansion Premises) to correct violations of construction-related accessibility standards identified by such CASp inspection requested by Tenant; and (c) if such CASp inspection requested by Tenant shall identify any required improvements or repairs to the Building or Project (outside the Premises, including the Expansion Premises) to correct violations of construction-related accessibility standards identified by such CASp inspection, then as set forth in Article 24 of the Office Lease, Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs, but only to the extent such improvements or repairs are required by Applicable Laws to correct such violations.

15.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:						“TENANT”:

KILROY REALTY 303, LLC,						DOORDASH, INC.,
a Delaware limited liability company						a Delaware corporation

By:	KR 303 Second Street Owner, LLC,					By:	/s/ Sarah Wagener
	a Delaware limited liability company					Name:	Sarah Wagener
						Title:	Chief People Officer

Its Sole Member

	By:	303 Second Street Member, LLC, a Delaware limited liability company

Its Manager

		By:	Kilroy Realty, L.P.,
a Delaware limited partnership

Its Managing Member

			By:	Kilroy Realty Corporation,
a Maryland corporation

Its General Partner

				By:	/s/ Eileen Kong
				Name:	Eileen Kong
				Title:	SVP, Asset Management

				By:	/s/ Katie Darling
				Name:	Katie Darling
				Title:	Vice President Asset Management

EXHIBIT A

OUTLINE OF EXPANSION PREMISES (INCLUDING THE SUITE 600 DECK)

Suite South 600

EXHIBIT A

EXHIBIT B

303 SECOND STREET

WORK LETTER

This Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this First Amendment” shall mean the relevant portions of the First Amendment to Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Work Letter.

SECTION 1

DELIVERY OF THE EXPANSION PREMISES

Landlord shall deliver the Expansion Premises and Tenant shall accept the Expansion Premises from Landlord in their presently existing, “as-is” condition as of the date of this First Amendment. From the date the Expansion Premises are delivered to Tenant until the applicable Expansion Commencement Date, Tenant and Tenant’s Agents shall have rent free access and use thereof to install the Improvements, furniture, fixtures, cabling and equipment. Landlord shall not charge Tenant for any use of the freight elevator(s) during the planning and construction of the “Improvements” (as that term is defined in Section 2.1 below).

SECTION 2

IMPROVEMENTS

2.1    Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance in the amount of $3,372,075.00 (i.e., $75.00 per rentable square foot of the Expansion Premises) (the “Improvement Allowance”) for the costs relating to the design and construction of the improvements, which are permanently affixed to the Premises (the “Improvements”) (and Tenant acknowledges that $52,500.00 of such Improvement Allowance must be used for improvements to the Rooftop Decks), provided that in the event Tenant wishes to utilize any portion of the Improvement Allowance for the Existing Premises rather than the Expansion Premises then Tenant shall notify Landlord in writing within thirty (30) days following Tenant’s execution and delivery of this First Amendment as to which portion(s) of the Premises and/or Rooftop Decks that Tenant elects to use the Improvement Allowance towards. In the event that Tenant elects to use the Improvement Allowance towards Improvements in the Existing Premises, then Landlord requires that Tenant accommodate a reallocation of any previously determined Schedule of Values under the Work Letter attached to the Office Lease. Notwithstanding the foregoing or any contrary provision of the Lease, as amended, all Improvements shall be deemed Landlord’s property under the terms of the Lease, as amended. Subject to the “Construction Risk Alternative,” as that term is defined in Section 4.2.1 below,

EXHIBIT B

any unused portion of the Improvement Allowance remaining as of the date which is one (1) year from the delivery date of the Expansion Premises shall remain with Landlord and Tenant shall have no further right thereto.

2.2    Disbursement of the Improvement Allowance.

2.2.1    Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Improvement Allowance Items”):

2.2.1.1     Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Work Letter, and third party project managers, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Six and 00/100 Dollars ($6.00) per rentable square foot of the Expansion Premises, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Work Letter;

2.2.1.2     The payment of plan check, permit and license fees relating to construction of the Improvements;

2.2.1.3     The cost of construction of the Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4     The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5     The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the “Code”);

2.2.1.6     The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2.1 of this Work Letter;

2.2.1.7     Sales and use taxes; and

2.2.1.8     All other costs to be expended by Landlord in connection with the construction of the Improvements, but only to the extent such costs have previously and reasonably been approved by Tenant.

2.2.2    Disbursement of Improvement Allowance. Tenant acknowledges that Landlord is a publicly traded real estate investment trust (“REIT”), and due to such REIT status Landlord is required to satisfy certain tax and accounting requirements and related obligations in connection with the leases at the Building. In order to satisfy such requirements and obligations

EXHIBIT B

in connection with the Lease, as amended, Landlord requires various construction-related deliverables to be timely submitted by Tenant to Landlord (“Tenant Deliverables”) at designated times prior to, during and immediately following the construction of the Improvements by Tenant, and Tenant hereby agrees to timely comply with all such Tenant Deliverable obligations. The Tenant Deliverables and related delivery deadlines are set forth in this Work Letter and in Schedule 1 attached to this Work Letter and incorporated herein by this reference. Notwithstanding any contrary provision of this Work Letter or Schedule 1 attached to this Work Letter, Tenant shall deliver to Landlord all Tenant Deliverables in a timely fashion as soon as each of the Tenant Deliverables are required pursuant to the timing set forth on Schedule 1 attached to this Work Letter.

Prior to the commencement of construction of the Improvements, Tenant shall deliver all of the Tenant Deliverables set forth in Section 1 of Schedule 1 attached to this Work Letter (i.e., the “Prior to Start of Construction” category of Tenant Deliverables) to Landlord. Certain of the Tenant Deliverables set forth in Section 1 of Schedule 1 attached to this Work Letter are further addressed with more specific provisions in this Work Letter.

Prior to and during the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1     Monthly Disbursements. On or before the twentieth (20th) day of each calendar month, during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) to the extent applicable for the work completed, executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant, or directly to Contractor at Landlord’s sole discretion, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

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2.2.2.2    Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor, or directly to Contractor at Landlord’s sole discretion, shall be delivered by Landlord to Tenant within thirty (30) days following the completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord (a) paid invoices for all Improvements and related costs for which the Improvement Allowance is to be dispersed, (b) signed permits for all Improvements completed within the Premises, (c) properly executed unconditional mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Tenant’s contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Improvements, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, (iii) Architect delivers to Landlord a “Certificate of Substantial Completion”, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed, (iv) Tenant delivers to Landlord a “close-out package” in both paper and electronic forms (including, as-built drawings, and final record CADD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report); and (v) a certificate of occupancy, a temporary certificate of occupancy or its equivalent is issued to Tenant for the Premises.

2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease, as amended.

2.3    Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards, provided that Landlord may, at Landlord’s option, require the Improvements to comply with certain Building standards. Landlord may make changes to said specifications for Building standards from time to time. Removal requirements regarding the Improvements are addressed in Article 8 of the Office Lease.

2.4    Water Sensors. In connection with the construction of the Improvements pursuant to the terms of this Work Letter, Tenant shall, at Tenant’s sole cost and expense (which may be deducted from the Improvement Allowance in accordance with the provisions of Section 2.2 of this Work Letter), install Water Sensors (as more particularly contemplated by the terms of Section 29.35 of the Office Lease). The Water Sensors so installed by Tenant shall be subject to the terms and conditions set forth in Section 29.35 of the Office Lease.

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SECTION 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably and mutually agreed upon by Landlord and Tenant (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1. The Contractor (as that term is defined in Section 4.1 of this Work Letter) shall provide design-build services from qualified, Landlord-approved mechanical, electrical and plumbing contractors for the preparation of plans and engineering working drawings related to the Improvements. Landlord hereby approves Gensler as the Architect if Tenant decides to select them. Tenant shall retain the engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building, provided that Tenant shall retain the subcontractors designated in Schedule 2 attached hereto for the fire alarm design and programming work (the “Fire Alarm Subcontractor”) and for building management systems (the “BMS Subcontractor”). Landlord hereby approves Gensler as the Engineer if Tenant decides to select them. Should Tenant choose to prepare fully engineered drawings in lieu of the design-build approach described above, then Tenant shall retain the Engineers to prepare all plans and engineering working drawings relating to the mechanical, electrical and plumbing work of the Improvements. The plans and drawings to be prepared by Architect, the design-build contractors (unless Tenant selects the fully engineered drawings approach described above), the Fire Alarm Subcontractor, the BMS Subcontractor and the Engineers hereunder shall be known collectively as the “Construction Drawings.” Landlord hereby approves Gensler and Revel to be the Architect if Tenant selects them. All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease, as amended, shall specifically apply to the Construction Drawings.

3.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant’s design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other

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partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers, the Fire Alarm Subcontractor, the BMS Subcontractor, the design-build contractors (unless Tenant selects the fully engineered drawings approach described above) and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect, the Fire Alarm Subcontractor, the BMS Subcontractor, the design-build contractors (unless Tenant selects the fully engineered drawings approach described above) and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant’s delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within ten (10) days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect, in Landlord’s reasonable discretion. If Tenant is so advised, Tenant shall promptly revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its commercially reasonable discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes in advance upon receipt of notice thereof. Tenant shall pay all actual and reasonable direct architectural and/or engineering fees in connection therewith, which fees made be deducted from the Improvement Allowance.

3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

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3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease, as amended, or this Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant’s representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of the Office Lease.

3.6    Removal of Improvements Determination. If, in connection with its submittal of plans and specifications for the Improvements in accordance with Section 3 of this Work Letter, (x) Tenant requests Landlord’s decision with regard to the removal of such Improvements, and (y) Landlord thereafter agrees in writing to waive any removal requirement with regard to such Improvements (or components thereof), then Tenant shall not be required to so remove such Improvements at the end of the term as otherwise required under Section 8.5 of the Office Lease; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within three (3) business days following Landlord’s receipt of such request from Tenant with respect to Improvements, fails to address the removal requirement with regard to such Improvements, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Improvements. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to remove or restore any of the Water Sensors or any of the Improvements that are reasonably deemed to be general office improvements.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1    Tenant’s Selection of Contractors.

4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and reasonably approved by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection. Landlord hereby approves Skyline as the Contractor if Tenant decides to select them.

4.1.2    Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. All of Tenant’s Agents retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

4.2    Construction of Improvements by Tenant’s Agents.

4.2.1    Construction Contract; Cost Budget. Tenant shall engage the Contractor under a Stipulated Sum Agreement (or Guaranteed Maximum Price Contract) accompanied by

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Landlord’s standard General Conditions (collectively, the “Contract”). Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). Landlord may elect by written notice to Tenant the Construction Risk Alternative set forth below in order that Landlord may satisfy its REIT related obligations with respect to timely recognizing revenue from the Lease, as amended (as determined by Landlord in its sole discretion), and in such case the provisions of the applicable Construction Risk Alternative shall automatically apply and be binding upon Tenant. The term “Construction Risk Alternative” means that Tenant shall bifurcate the Contract into two separate schedules of values, with one schedule of values (the “Landlord Contracted Improvement Allowance Schedule of Values”) including specific identifiable assets / trades equal to the initial Improvement Allowance, such that a sufficient portion of at least ninety percent (90%) of the initial Improvement Allowance (the “90% Threshold”) shall be incurred by the Expansion Commencement Date, and with the other schedule of values (the “Tenant Contracted Improvement Work Schedule of Values”) covering the remaining tenant related work to construct the Improvements (the “Bifurcated Schedule of Values Alternative”). Tenant shall deliver both resulting schedule of values to Landlord within fifteen (15) days following Landlord’s notice to Tenant electing the Bifurcated Schedule of Values Alternative. In the event that Landlord elects the Bifurcated Schedule of Values Alternative, then notwithstanding any contrary provision of this Work Letter, at least ninety percent (90%) of the Improvement Allowance shall be used for the costs to design and construct the Improvements to be constructed pursuant to the Landlord Improvement Allowance Schedule of Values (the “Landlord Improvement Allowance Schedule of Values Improvements”). In no event shall Landlord be obligated to make disbursements from the Improvement Allowance for the Improvements to be constructed pursuant to the Tenant Contracted Improvement Work Schedule of Values (the “Tenant Contracted Work Improvements”) until disbursements have been made from the Improvement Allowance for all of the work to design and substantially complete the Landlord Improvement Allowance Schedule of Values Improvements. Subject to Section 4.2.5 below, Landlord shall notify Tenant of its election (“Landlord’s Construction Risk Notice”) of any Construction Risk Alternatives no later than seven (7) business days following Landlord’s receipt of the Schedule of Values and the Construction Schedule.

4.2.1.1    Subject to the Construction Risk Alternative, in connection with each of Landlord’s monthly disbursements of the Improvement Allowance, Tenant shall concurrently pay a percentage of each amount disbursed by Landlord to Tenant under this Work Letter or otherwise disbursed under this Work Letter directly to the appropriate person or entity, which percentage shall be equal to the amount of the Over-Allowance Amount (as defined below) divided by the amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Improvement Allowance. For purposes hereof, the “Over-Allowance Amount” shall be equal to the difference, if any, between the amount of the Final Costs and the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Improvements). In the event that, after the Final Costs have been delivered by Tenant to Landlord, any revisions, changes or substitutions shall be made

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to the Final Working Drawings or the Improvements, or the costs relating to the design and construction of the Improvements shall change, the above amounts shall be adjusted as equitable to reflect any additional or reduced costs which arise in connection therewith. In the event that Tenant fails to timely pay the Over-Allowance Amount as provided in this Section 4.2.1.1, then Landlord may, at its option, cause the cessation of work in the Premises until Tenant makes payment of the applicable portion of the Over-Allowance Amount then due (and such failure to pay such payment shall be treated as a Tenant default in accordance with the terms and conditions of Section 5.4 below). Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Improvements, and in any event within twenty (20) days after request by Landlord. In connection with any Over-Allowance payments made by Tenant pursuant to this Section 4.2.1.1, Tenant shall provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2    Tenant’s Agents.

4.2.2.1    Landlord’s General Conditions for Tenant’s Agents and Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (i) one and one-half percent (1.5%), and (ii) the sum of the total “hard costs” of the Improvements (but in no event greater than $44,961.00 (i.e., $1.00 per rentable square foot of the Expansion Premises)), which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.

4.2.2.2    Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease, as amended, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Landlord’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, as amended, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.3    Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period

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of not less than one (1) year from the date of completion thereof to the extent it is available. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Expansion Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any non-exclusive assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4    Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease, as amended.

4.2.2.4.2 Special Coverages. Tenant or its Contractor shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to the Lease, as amended, immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents which are major subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $2,000,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease, as amended.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude

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subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter.

4.2.3    Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times (and in connection therewith use commercially reasonable efforts to minimize interference with the construction of the Improvements), provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5    Meetings. Commencing one (1) month prior to delivery of the Premises, Tenant shall hold bi-monthly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably and mutually agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3    Notice of Completion; Copy of Record Set of Plans. Within fifteen (15) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do

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so, Landlord may execute and file the same as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, as amended, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

SECTION 5

MISCELLANEOUS

5.1    Tenant’s Representative. Tenant has designated                     its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is                     who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter until otherwise notified in writing by Tenant.

5.2    Landlord’s Representative. Landlord has designated                     (whose e-mail addresses for the purposes of this Work Letter are                     as its sole representatives with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord, provided that the time period for such approval shall be reduced by 2 days.

5.4    Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended, or this Work Letter, if any default by Tenant under the Lease, as amended, beyond any applicable notice and cure period or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease, as amended, and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended.

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SCHEDULE 1

1.	Prior to Start of Construction

1.1.	Approved and permitted Construction Drawings.

1.2.	Approved subcontractors list.

1.3.	Copies of all executed Contracts with Contractor.

1.4.	Construction Schedule.

1.5.	Copies of Permits for Improvements.

1.6.	Preliminary Budget and the budget with Final Costs, including a schedule of values for all hard construction costs.

2.	Ongoing During Construction

2.1.	Budget and Construction Schedule revisions as they occur.

2.2.	Change orders as they occur.

2.3.	Construction Drawings revisions as they occur.

2.4.	Monthly applications of payment with reciprocal releases when received.

2.5.	Monthly Architect’s field report or equivalent.

2.6.	Monthly 4-week look ahead schedule.

2.7.	Weekly meeting minutes.

2.8.	Permit sign off card when received.

2.9.	Temporary certificate of occupancy/certificate of occupancy when received.

3.	Prior to Release of Any Funds Related to Hard Costs

3.1.	Final Space Plans approved by both parties.

3.2.	Construction Drawings approved by both parties.

3.3.	Project budget

3.4.	Project schedule.

3.5.	Pay applications as above.

4.	Prior to Release of Final Payment

4.1.	Signed off inspection card or equivalent temporary certificate of occupancy.

4.2.	Architect’s Certificate of Substantial Completion.

4.3.	Final Contractor pay application indicating 100% complete, 90% previously paid.

4.4.	Physical inspection of the Premises by Landlord inspection team.

4.5.	Unconditional mechanic’s lien releases.

4.6.	Final as-builts.

4.7.	Final subcontractors list.

4.8.	Warranties and guarantees.

4.9.	CAD files.

4.10.	Temporary certificate of occupancy/certificate of occupancy

SCHEDULE 1

SCHEDULE 2

(Required Subcontractor)

1.	PAFA (Pacific Auxiliary Fire Alarm Company) – to perform fire alarm design and programming work.

2.	Syserco – building management systems subcontractor.

SCHEDULE 2